PROSPECTUS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174077

SILVER DRAGON RESOURCES INC.

12,125,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 12,125,000 shares of our common stock, including up to 12,000,000 shares of common stock issuable upon conversion of an outstanding convertible promissory note. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is quoted for trading on the Over-The-Counter Bulletin Board under the symbol “SDRG”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May 5, 2011, was $0.16.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 19, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

SILVER DRAGON RESOURCES INC.

Silver Dragon Resources Inc. was initially incorporated in the State of Delaware on May 9, 1996 under the name American Electric Automobile Company Inc. On July16, 2002, we amended our Certificate of Incorporation to change our name to American Entertainment & Animation Corporation. On February 25, 2005, we again amended our Certificate of Incorporation to change our name to “Silver Dragon Resources Inc.” to reflect our current business focus on silver.

We own a 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top’’), which was incorporated in 2003 as a Chinese company wholly owned by Huaguan Industrial Corp. (“HIC’’), a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired a controlling interest in Sino-Top in 2006, and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners. Chinese equity partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2.

We are also entitled to 70% of the after-tax proceeds from the Erbahuo Silver mine, to which Chifeng Silver Dragon, a wholly-owned subsidiary of Sino-Top, holds exclusive exploration and mining rights.

We operate in Mexico through our wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V. (‘‘Silver Dragon Mexico’’), a Mexican company incorporated on April 21, 2006.

We are engaged in the acquisition and exploration of silver and other mineral properties. Our primary focus is the exploration of seven properties located in the Erbahuo Silver District in Northern China. We also had 15 concessions known as the Cerro Las Minitas property in Guadalupe, Durango, Mexico. The ownership of that property is now subject to legal dispute. Although management expects that it may eventually be successful, it has decided to write-off its Mexican assets as the outcome of the dispute is uncertain.

We are still in the exploration stage and have not generated any revenues from the properties in China and operations in Mexico.

We have incurred losses since our inception. For the years ended December 31, 2010 and 2009, we did not generate any revenues and incurred net losses of $4,318,318 and $4,869,372, respectively. For the three months ended March 31, 2011, we did not generate any revenues and we incurred net losses of $734,697. At March 31, 2011, we had working capital of $212,191 and an accumulated deficit of $36,788,777. These factors raise substantial doubt about our ability to continue as a going concern.

The Offering

Common stock offered by selling stockholders	Up to 12,125,000 shares of our common stock, including up to 12,000,000 shares of common stock issuable upon conversion of a currently outstanding promissory note.

Shares outstanding prior to the offering	106,893,198 shares as of May 5, 2011.

Shares to be outstanding after the offering	118,893,198 shares.

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

Related Transactions

April 2011 Financing

On April 19, 2011, we entered into a Note Purchase Agreement (the "Purchase Agreement") with JMJ Financial (the "Investor") whereby we issued and sold, and the Investor purchased a series of unsecured convertible promissory notes in the principal amount of $3,150,000 (the "Company Notes"). The Company Notes are convertible into shares of our common stock based on 75% of the average of the three lowest closing prices in the 20 trading days prior to the date of conversion. The Company Notes each bear a one-time 5% interest rate which can be paid in shares of common stock at the conversion rate of the Company Notes.

The consideration for the initial note in the principal amount of $1,050,000 was a series of cash payments totaling $1 million to be made to Silver Dragon, as well as $50,000 representing an origination fee. Such funds will be paid according to the following schedule: $250,000 paid within 5 business days of execution and closing of the Note Purchase Agreement; $150,000 paid within 10 business days of filing of an S-1 registration statement, and that registration statement must be filed no later than 21 days from the date of the Note Purchase Agreement; $100,000 paid within 10 business days of notice of effective registration statement, and that registration must be effective no later than 120 days from the date of the Note Purchase Agreement; $250,000 paid within 120 days of notice of an effective registration statement; and $250,000 paid within 180 days of notice of an effective registration statement.

At each of the foregoing funding dates, the funding of such amount is conditioned on the following:

  The calculated conversion price shall be equal to or greater than $0.0919;

  Adequate registered shares must be available for issuance;

  The total dollar trading volume of the Company’s stock for the 23 days prior to the date of conversion must be equal to or greater than $750,000; and

  No event of default shall exist.

We are required to file a registration statement with Securities and Exchange Commission, registering the resale of the shares issuable upon conversion of the foregoing note.

The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period.

The total face amount of the convertible notes issued to JMJ was $3,150,000, which represented $3,000,000 to be paid to us and other fees and expenses to be paid to JMJ Financial.

Each of the Company Notes includes customary default provisions related to payment of principal and interest and bankruptcy or creditor assignment. In addition, it shall constitute an event of default under the Company

Notes if the Company shall not be eligible to transfer shares by DWAC/FAST or it shares shall not be DTC eligible or the Company shall not be current in its filings with the Securities and Exchange Commission.

We plan to use proceeds from the financing to: (i) apply for a listing on a Canadian Stock Exchange; (ii) continue the exploration, development and resource conversion program presently under way at the Erbahuo silver properties in China; and (iii) for general corporate purposes.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

None of the properties in which we have an interest or the right to earn an interest has any known reserves.

None of the properties in which we have an interest or the right to earn an interest has any reserves. To date, we have engaged in only limited preliminary exploration activities on the properties. Accordingly, we do not have sufficient information upon which to assess the ultimate success of our exploration efforts. If we do not establish reserves, we may be required to curtail or suspend our operations, in which case the market value of our common stock may decline, and you may lose all or a portion of your investment.

Our current cash will not be sufficient to fund our business as currently planned for the next 12 months. We will need additional funding, either through equity or debt financings or partnering arrangements, that could negatively affect us and our stock price.

We will need significant additional funds to continue operations, which we may not be able to obtain. We estimate that we must raise approximately $3.5 million over the next 12 months to fund our anticipated capital requirements and obligations. Although we have entered into agreement with JMJ Financial which may provide a substantial portion of the funds needed, there is no assurance that all of such funds will be available when needed for our operations.

We have historically satisfied our working capital requirements through the private issuances of equity securities and convertible notes. We will continue to seek additional funds through such channels and from collaboration and other arrangements with corporate partners. However, we may not be able to obtain adequate funds when needed or funding that is on terms acceptable to us. If we fail to obtain sufficient funds, we may need to delay, scale back or terminate some or all of our mining exploration programs.

Third parties may challenge our title for the properties in which we have an interest.

We have not obtained title insurance for our properties. Title to the properties in which we have an interest may be and in fact has been challenged in Mexico. In Mexico we have lost title and, if such an event occurred in China, we will likely incur significant costs and lose valuable time in defending such a challenge. If such claims are successful, we will lose our interest in the respective properties.

We are an exploration stage company, and based on our negative cash flows from operating activities there is uncertainty as to our ability to continue as a going concern.

From inception, we have generated limited revenues and have experienced negative cash flows from operating losses. We anticipate continuing to incur such operating losses and negative cash flows for the foreseeable future, and to accumulate increasing deficits as we increase our expenditures for exploration and mining of minerals, infrastructure, research and development and general corporate purposes. Any increases in our operating expenses will require us to achieve significant revenue before we can attain profitability. Our history of operating losses and negative cash flows from operating activities will result in our continued dependence on external financing arrangements. In the event that we are unable to achieve or sustain profitability or are otherwise unable to secure additional external financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our security holders losing their entire investment. There is no guaranty that we will generate revenues or secure additional external financing. Our financial statements, which have been prepared in accordance with the United States Generally Accepted Accounting Principles (‘‘GAAP’’), contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern.

The report of independent auditors of our consolidated financial statements dated March 22, 2011 contains an explanatory paragraph which note our recurring operating losses since inception, our lack of capital and lack of long term contracts related to our business plans, and that these conditions give rise to substantial doubt about our ability to continue as a going concern. In the event that we are unable to successfully achieve future profitable operations and obtain additional sources of financing to sustain our operations, we may be unable to continue as a going concern.

We have a history of operating losses and we anticipate future losses.

Since we changed our business focus to silver exploration, we have generated no revenues. We incurred losses of approximately $734,697 for the three months ended March 31, 2011 and $4,318,318 and $4,869,372 respectively, for the fiscal years ended December 31, 2010 and 2009. We have accumulated losses since inception of approximately $36,788,777. We anticipate that losses will continue until such time when revenue from operations is sufficient to offset our operating costs, if ever. If we are unable to increase our revenues or to increase them significantly enough to cover our costs, our financial condition will worsen and you could lose some or all of your investment.

Because we do not have sufficient capital, we may have limited our exploration activity, which may result in a loss of your investment.

Because we are small and do not have much capital, we have limited our exploration activity. As such, we may not be able to complete exploration programs as planned. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues, in which case, you will lose your investment.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

Exploration for minerals is a speculative venture involving substantial risk. We cannot provide investors with any assurance that our claims and properties contain commercially exploitable reserves. The exploration work that we intend to conduct on our claims or properties may not result in the discovery of commercial quantities of silver or other minerals. Problems such as unusual and unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, our business may fail.

Because our interests are in China and Mexico, our business is subject to additional risks associated with doing business outside the United States.

We expect that a portion of our revenues, if any, may be derived from sales of our products in foreign markets. Accordingly, we will be subject to all risks associated with foreign trade. These risks include:

  uncertain legal environment
  inability to enforce legal rights
  political risks
  shipping delays,
  credit risks,
  fluctuations in foreign currency

As a result, even if our foreign operations are successful, these risks could result in unexpected costs and losses.

Joint ventures and other partnerships in relation to our properties may expose us to risks.

We are currently involved in, and may enter into in the future, joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constating documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which would lead to deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decision made in respect of such properties. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and, therefore, could have a material adverse effect on our results of operations, financial performance, cash flows and share price.

Because all of our assets, our officers and our directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us, our officer or our director.

All of our assets are located outside of the United States, the individuals serving as our officers and directors are nationals of a country other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers and directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce such judgments rendered by the courts of the United States. There is also uncertainty as to whether the courts of Canada or other jurisdictions would be competent to hear original actions brought in Canada or other jurisdictions against us or our officers and directors predicated upon the securities laws of the United States or any state thereof.

Our President - Chief Executive Officer controls a significant percentage of our common stock.

As of May 5, 2011, Marc Hazout, our President and Chief Executive Officer, owned beneficially approximately 17.0% of our outstanding common stock. Mr. Hazout is able to influence all matters requiring stockholder approval, including election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our common stock. In addition, Mr. Hazout is in a position to impede transactions that may be desirable for other shareholders. He could, for example, make it more difficult for anyone to take control of us.

Risks relating to the industry in general

Planned exploration, and if warranted, development and mining activities involve a high degree of risk.

We cannot assure you of the success of our planned operations. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns. Mining for silver and other base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Our operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we will experience a material adverse effect on our future results of operations and financial condition.

There is a substantial risk that the properties that we drill will not eventually be productive or may decline in productivity over time. We do not insure against all risks associated with our business because insurance is either unavailable or its cost of coverage is prohibitive. The occurrence of an event that is not covered by insurance could have a material adverse effect on our financial condition.

The impact of government regulation could adversely affect our business.

Our business is subject to applicable domestic and foreign laws and regulations, including laws and regulations on taxation, exploration, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of mines, rates of production, prevention of waste and other matters. These laws and regulations may increase the costs and timing of planning, designing, drilling, installing, operating and abandoning our silver mines and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by domestic and foreign jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

The submission and approval of environmental impact assessments may be required.

Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by former operators. In Mexico, changes in government leadership and/or the unionization of workers could adversely affect our operations. In China, political instability and unexpected state intervention could adversely affect our assets.

Decline in silver prices may make it commercially infeasible for us to develop our property and may cause our stock price to decline.

The value and price of your investment in our common shares, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of silver and other precious metals. Silver prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of silver-producing countries throughout the world. The price of silver fluctuates in response to many factors, which are beyond anyone’s prediction abilities. The prices used in making the estimates in our plans differ from daily prices quoted in the news media. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

Weather interruptions in China may affect and delay our proposed exploration operations.

Our proposed exploration work in China can only be performed approximately six to seven months out of the year. The cold, rain and snow make the roads leading to our claims impassible every year during certain times from November to March. When the roads are impassible, we are unable to conduct exploration operations on the mineral claim.

We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies such as dynamite as well as certain equipment like bulldozers and excavators that we might need to conduct exploration. If we cannot obtain the necessary supplies, we will have to suspend our exploration plans until we do obtain such supplies.

Risks Relating to Our Common Stock:

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be current in their reports under Section 13 of the Securities Exchange Act of 1934 (“Exchange Act”) in order to maintain price quotation privileges on the OTC Bulletin Board. The lack of resources to prepare and file our reports, including the inability to pay our auditor, could result in our failure to remain current on our reporting requirements, which could result in our being removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock.

Currently there is only a limited public market for our common stock on the OTCBB in the United States. Thus investors may be unable to resell their shares of our common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers who are able to sell their shares as well as market makers willing to create a market in such shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account. Such decisions of the market makers may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders.

The market for our common stock is highly volatile, having ranged in the last twelve months from a low of $0.07 to a high of $0.34 on the OTCBB. The trading price of our common stock on the OTCBB is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs while diverting management’s attention and resources.

Shareholders may suffer dilution from the issuance of common stock, options, warrants and convertible notes to finance our operations.

All of our properties are in the exploration stage, and we will be required to raise additional capital, enter into joint venture relationships or find alternative means to finance placing one or more of our properties into commercial production, if warranted. On February 15, 2011, we entered into a Note and Warrant Purchase Agreement with Tonaquint, Inc., a Utah corporation whereby we issued and sold, and Tonaquint purchased: (i) a Secured Convertible Promissory Note of the Company in the principal amount of $2,766,000 (the “Company Note”) and (ii) a Warrant to purchase common stock of the Company (the “Warrant”). In connection with the transaction, we also issued 50,000 shares of common stock to Tonaquint. Beginning six months after closing, Tonaquint has the right to convert, subject to restrictions, all or a portion of the outstanding amount of the Company Note that is eligible for conversion into shares of the Company’s common stock. Furthermore, the Warrant to purchase 8.6 million shares of common stock of the Company may be exercised at an exercise price of $0.50 per share at any time within three years after February 15, 2011.

The conversion of the foregoing notes and exercise of the Warrant, in addition to any other outstanding options, warrants, convertible notes, as well as potential future transactions, would result in dilution, possibly substantial, to present and prospective holders of common shares.

The conversion of the foregoing notes and exercise of the Warrant, in addition to any other outstanding options, warrants, convertible notes, as well as potential future transactions, would result in dilution, possibly substantial, to present and prospective holders of common shares.

Our common stock is considered to be a “penny stock,” which may make it more difficult for investors to sell their shares.

Our common stock has been subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act. The Commission generally defines penny stock to be any equity security that has a market price less than US$5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; issued by a registered investment company; excluded from the definition on the basis of price (at least US$5.00 per share) or the registrant’s net tangible assets; or exempted from the definition by the Commission. .Our common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” As our common stock is considered to be “penny stock,” trading in our common stock will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. This may reduce the liquidity and trading volume of our shares.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We do not intend to pay dividends.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) could have a material adverse effect on our business and operating results.

If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common shares.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting. In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

We determined that our disclosure controls and procedures were not effective at December 31, 2010. Internal control over financial reporting was also not effective at December 31, 2010.

However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common shares.

We may be subject to shareholder litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations. In fact, a lawsuit has been filed by two individuals in China. This will require cash to defend against and may adversely affect our share price.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We are, and may in the future be, the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

As discussed on page 32, two individuals have filed a lawsuit against the Company. While we believe it is without merit, regardless of the outcome, it will require funding and attention by management, and will likely adversely affect our share price.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “SDRG”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal Year 2009
	High	Low
First Quarter	$0.12	$0.06
Second Quarter	$0.145	$0.075
Third Quarter	$0.30	$0.085
Fourth Quarter	$0.49	$0.213

	Fiscal Year 2010
	High	Low
First Quarter	$0.44	$0.22
Second Quarter	$0.36	$0.16
Third Quarter	$0.29	$0.155
Fourth Quarter	$0.28	$0.07

	Fiscal Year 2011
	High	Low
First Quarter	$0.21	$0.07
Second Quarter (1)	$0.21	$0.15

(1) As of May 5, 2011

Holders

As of May 5, 2011, we had approximately 380 holders of record of our common stock. This number does not include beneficial owners whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

None.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form S-1 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

  discuss our future expectations;

  contain projections of our future results of operations or of our financial condition; and

  state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Overview.

Our primary objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. Our secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance our exploration through equity or debt financing, by way of joint venture or option agreements or through a combination of these.

Plans for the Year 2011.

Our plan for 2011 is to move forward on operations as well as corporate matters. For operations, the main plans are to invest further in advanced stage exploration at the Chinese properties, while applying for mining licenses at the two flagship properties, Dadi and Laopandao, and prepare for production at the Erbahuo mine in the third quarter of 2011. On the corporate side, we plan to raise further equity capital, and to resolve the various legal matters listed elsewhereherein. Detailed plans for 2011 are being drafted at present and will be reviewed by our board of directors in due course.

Cash Requirements.

Our current levels of cash and funding will not be sufficient to fund our business as currently planned for 12 months. We will need significant additional funds to continue operations, which we may not be able to obtain. We estimate that we must raise approximately $3.5 million over the next 12 months to fund our operating requirements. Although we have entered into agreement with JMJ Financial which may provide a substantial portion of the funds needed, there is no assurance that all of such funds will be available when needed for our operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Significant areas requiring the use of estimates relate to mineral rights, equity investment, plant and equipment, and stock-based compensation. Actual results could differ from these and other estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the respective period.

We have identified below certain accounting policies that we believe are most important for the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 3 to the Consolidated Financial Statements included in this prospectus.

Mineral Rights

We record our interest in mineral rights at cost. Exploration costs are expensed. Costs associated with acquisition and development of mineral reserves, including directly related overhead costs, are capitalized and are subject to ceiling tests to ensure the carrying value does not exceed the fair value.

Investments in unproved properties and major exploration projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the capitalized cost of the property will be added to the costs to be amortized. We presently have no proven reserves. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying values can be recovered. If the carrying values exceed estimated recoverable values, then the costs are written-down to fair values with the write-down expensed in the period.

Equity Investment

Equity investments are entities over which we exercise significant influence but do not exercise control. These are accounted for using the equity method of accounting in accordance with APB 18 and are initially recognized at cost net of any accumulated impairment loss. Our share of these entities’ profits or losses after acquisition of our interest is recognized in the statement of operations and cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When our share of losses on these investments equals or exceeds the carrying amount of the investment, we only recognize further losses where we have incurred obligations or made payments on behalf of the affiliate.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements or contractual obligations that have had or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in our financial statements.

Results of Operations for the Three Months Ended March 31, 2011 and 2010

Three months ended March 31, 2011 and March 31, 2010.

Total operating expenses for the three months ended March 31, 2011 were $588,601 (2010 – $687,512). The decrease in the expenses from the previous year was primarily due to a decrease in shares and warrants issued for services.

Net sales were $ nil for both the quarters ended March 31, 2011 and March 31, 2010 as there was no production at any of the properties.

Total expenses for the three months ended March 31, 2011 were $734,697 (2010 – $799,201). The decrease in the expenses from the previous year was primarily due to a decrease in shares and warrants issued for services.

Results of Operations for the Years Ended December 31, 2010 and 2009

Revenues and Losses

During the years ended December 31, 2010 and 2009, we did not have any revenues.

During the years ended December 31, 2010 and 2009, we incurred operating expenses of $4,793,867 and $4,288,828 respectively. Operating expenses have increased about 12% from the previous year. This is composed of a reduction of general and administrative expense of $1.1 million due to a reduced scope of operations. In addition, in 2009 we wrote off ten of our Mexican properties for a loss of $0.9 million, and wrote the balance off in 2010, for further write-down of $2.3 million. See page 17 for further information.

During the years ended December 31, 2010 and 2009, we reported a net loss of $4,318,318 and $4,869,372, respectively. Total expenses have decreased about 12% from the previous year. This is composed of a reduction of general and administrative expense of $1.1 million due to a reduced scope of operations. In addition, in 2009 we wrote off ten of our Mexican properties for a loss of $0.9 million, and wrote the balance off in 2010, for further write-down of $2.3 million. We also reversed $0.4 million of expenses recorded in prior years related to the write-off of our Mexican properties. See page 18 for further information.

Liquidity and Capital Resources

At March 31, 2011 we had working capital of $212,191 (December 31, 2010 – ($1,734,363)). We have funded our expenses and capital requirements through the issuance of shares, warrants and notes. Sales of shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder, and/or Regulation S thereunder. All of the purchasers of the shares were sophisticated or accredited investors. The shares were issued with a restrictive legend.

We expect to invest approximately $1,050,000 into Sino-Top in 2011. These funds are to be invested towards exploration and property maintenance on the seven properties in the portfolio and conducting a Canadian National Instrument (NI) 43-101 report on the Laopandao property and updating the NI43-101 report on the Dadi property.

On February 15, 2011, we closed a convertible financing of $2.5 million at an interest rate of 5.5% per annum over a four-year period with Tonaquint Inc. The total amount funded (in cash and notes) at closing was $2,500,000, with payment consisting of $500,000 in cash paid at closing and $2,000,000 to be paid in a series of ten notes, each in the principal amount of $200,000, with each due on or before the earlier of (i) 49 months from February 15, 2011, or (ii) subject to certain conditions, a series of dates beginning on September 15, 2011 and following on the 15th of each month thereafter. We have the right to offset the payment of any unpaid note subject to certain conditions and obligations. The face amount of the convertible note issued to Tonaquint was $2,766,000, which represented the $2,500,000 paid or to be paid to us and other fees and expenses.

Tonaquint also received a warrant to purchase 8.6 million common shares at an exercise price of $0.50 per share at any time within three years after the date of issuance

On April 21, 2011 we closed a convertible financing agreement for $3 million over a three-year period with JMJ Financial, a privately-held US investment firm. The total planned funding amount is $3,000,000, with payment consisting of $1,000,000 cash consideration through a convertible promissory note and four $500,000 promissory notes, secured & collateralized by JMJ Financial.

The initial note provides a $1 million consideration in the form of cash payments to be made to us according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met. $250,000 was paid to us on April 21, 2011. The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period. The total face amount of the convertible notes issued to JMJ is $3,150,000, which represents $3,000,000 to be paid to us and includes other fees and expenses.

Going Concern

Our consolidated financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of March 31, 2011, we had an accumulated deficit of $36,788,777. Our continuation as a going concern is uncertain and dependent on successfully achieving future profitable operations and obtaining additional sources of financing to sustain our operations. In the event we cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel our exploration programs. We plan to pursue additional financing; however there can be no assurance that we will be able to secure financing when needed or obtain such on terms satisfactory to us, if at all.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

As shown in the accompanying consolidated financial statements, we incurred a large net operating loss in the year ended December 31, 2010 and the three months ended March 31, 2011, and had significant unpaid accounts payable and accrued liabilities. These factors create an uncertainty about our ability to continue as a going concern. Our management has provided operating capital to us and has developed a plan to raise additional capital. Our ability to continue as a going concern is dependent on the success of this plan.

BUSINESS

Corporate history

Silver Dragon Resources Inc. was initially incorporated in the State of Delaware on May 9, 1996 under the name American Electric Automobile Company Inc. On July16, 2002, we amended our Certificate of Incorporation to change our name to American Entertainment & Animation Corporation. On February 25, 2005, we again amended our Certificate of Incorporation to change our name to “Silver Dragon Resources Inc.” to reflect our current business focus on silver.

We own a 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top’’), which was incorporated in 2003 as a Chinese company wholly owned by Huaguan Industrial Corp. (“HIC’’), a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired a controlling interest in Sino-Top in 2006, and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners. Chinese equity partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2.

We are also entitled to 70% of the after-tax proceeds from the Erbahuo Silver mine, to which Chifeng Silver Dragon, a wholly-owned subsidiary of Sino-Top, holds exclusive exploration and mining rights.

We operate in Mexico through our wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V. (“Silver Dragon Mexico”), a Mexican company incorporated on April 21, 2006.

We are engaged in the acquisition and exploration of silver and other mineral properties. Our primary focus is the exploration of seven properties located in the Erbahuo Silver District in Northern China. We also had 15 concessions known as the Cerro Las Minitas property in Guadalupe, Durango, Mexico. The ownership of that property is now subject to legal dispute. Although management expects that it may eventually be successful, it has decided to write-off its Mexican assets as the outcome of the dispute is uncertain. Further details are provided on page 5 and in the notes to the financial statements.

We are still in the exploration stage and have not generated any revenues from the properties in China and Mexico.

Silver Mining Business in China

We acquired a controlling interest in Sino-Top in 2006, and currently own 40% of Sino-Top after having sold 50% of our ownership interest to our Chinese partners. Chinese equity partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively together own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2.

Erbahuo projects

On March 16, 2006, we entered into an agreement to acquire certain mining and exploration rights to the Erbahuo Silver Project by purchasing a 60% interest in Sino-Top from Sino Silver Corp. (the “Asset Purchase Agreement’). Sino-Top was an equity joint venture company originally created under the Joint Venture Agreement dated April 14, 2005 between Sino Silver and certain other parties. Pursuant to the Asset Purchase Agreement, we acquired a 60% interest in Sino-Top and became a party to the Joint Venture Agreement. Sino-Top held the exploration and mining rights to nine properties in the Erbahuo Silver District in Northern China (“Erbahuo Projects”). The total purchase price was $650,000 plus 4,000,000 shares of our restricted common stock, all of which had been delivered to Sino Silver following receipt of the requisite approvals to the transfer by the local Provincial Department of Commerce in China. In March 2007, we increased our interest from 60% to 90% in exchange for 2 million restricted common shares of the company. On May 9, 2007, we received approval from the Ministry of Commerce to change the equity joint venture to a contractual joint venture. On June 10, 2008 we signed a letter of intent with our state–owned Chinese Joint venture partner Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC”) to sell 50% equity interest in Sanhe Sino-Top Resources & Technologies Ltd. (“Sino-Top”), not including the Erbahuo mine, from Silver Dragon in exchange for US$4.5 million. A definitive agreement was signed on July 4, 2008 to sell 50% of Sino-Top to HIC from Silver Dragon for US$4.5 million. With respect to the Erbahuo mine, the ninth property controlled by Sino-Top at that time, Silver Dragon is entitled to a 70% interest in its after-tax proceeds, and HIC would be entitled to 30%. On November 20, 2008 Gansu Shengda Group Ltd. (Shengda), a private Chinese conglomerate, agreed to acquire 52% of the equity interests in Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top”) from Huaguan Industrial Corp. (“HIC”), Silver Dragon’s state-owned Chinese joint venture partner. On January 21, 2010 Sino-Top sold the Saihanaobao and Liangdi Properties to Chinese State-owned Entities for approximately USD$4.2 Million.

Sino-Top is managed by its board of directors, which manages, supervises and controls the operating activities of the Company in accordance with the articles of association and makes decisions in accordance with the Sino-foreign Cooperative Joint Venture law of P.R. China and the articles of association. The board constitutes five members, with two members and the chairman appointed by Shengda, two members and the vice chairman appointed by Silver Dragon, and one member appointed by HIC. Neither party has the obligation to pay additional capital contribution to the joint venture. If the Board of Directors deems it necessary, each party may but is not obliged to contribute additional capital to the joint venture in accordance with the timing and amount as decided by Board of Directors. The parties shall re-determine the profit distribution proportion before either of the parties makes additional capital contribution.

Prior to entering into the Asset Purchase Agreement described above, on April 14, 2005, we entered into a Venture Agreement with Sino Silver to acquire 50% of Sino Silver’s interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration and evaluation of the Aobaotugounao property located in the Erbahuo Silver District. Consideration for the interest included cash payments of $350,000 over a two year period and the issuance of 500,000 shares of our common stock. On closing, we paid $150,000 cash and issued 250,000 restricted common shares. In addition, 4,500,000 restricted common shares were issued to parties who assisted in the transaction. Three million of these shares were subsequently returned to us and cancelled. The Venture Agreement was superseded by the Asset Purchase Agreement described above.

Using the funds from the sale of two properties in January 2010 mentioned above, approx. $3,378,234 was spent on exploration activities in 2010 with the focus on bringing the Erbahuo silver mine into production in 2011, and the Dadi and Laopandao mines into production in 2012.

Strategic cooperation agreements

Silver Dragon and Sino-Top are party to strategic agreements with various parties, including the North China Geological Exploration Bureau (“NCGEB”).

On July 26, 2006, we signed a Strategic Cooperation Agreement with the Tianjin North China Exploration Bureau (“TNCEB”) in China. The TNCEB has access to mine assets located in various locations in China. The 5-year Agreement provides that prospective mining properties identified by the TNCEB will be referred exclusively to Silver Dragon first. We have 90 days to review geological information and other information we reasonably may request. If we do not wish to develop such properties, TNCEB may show the properties to other prospective purchasers. In the event that Silver Dragon chooses to acquire, develop or exploit any mining opportunities referred by the TNCEB, Silver Dragon and TNCEB will work towards a mutually acceptable working agreement with respect to the purchase and/or exploration of the mining property. The TNCEB will provide technical, geological and other documentation as may be requested by Silver Dragon as part of its due diligence investigation of prospective properties. In the event that TNCEB does not wish to participate in the joint exploration of the property, we are required to pay TNCEB the amount equal to 1% of the purchase price of such property in cash or 2% of the purchase price in non-cash consideration, including our common stock. If the seller of the property is an affiliate of TNCEB, we have no payment obligation.

Silver Mining Business in Mexico

Cerro las Minitas Project

On March 2, 2006, Silver Dragon Mexico acquired 15 mining concessions from four individuals by entering into various assignment agreements. The total consideration paid by us through March 2008 is $1,045,000 plus 2,560,000 restricted shares. We were obligated to pay a further $100,000 to one of these individuals by March 8, 2008 to fulfill our obligations under these agreements. On March 13, 2010, the Company settled the outstanding debt of $100,000 through the issuance of 360,000 shares of the Company’s restricted stock. This was a full settlement of all outstanding amounts owing to the vendor.

Cerro las Minitas is comprised of 15 concessions covering 1,413 hectares. It is located 68 kilometers northeast of the City of Durango, Mexico, and comprises the Cerro las Minitas mining district, part of the prolific silver belt of the Sierra Madre Occidental.

In December 2010 we became aware of various matters that transpired between 2006 and 2010, that resulted in our concessions being seized without notice to us.

In the city of Durango, Durango, Mexico, on August 18, 2006 the former representative of Silver Dragon Mining de Mexico, S.A. de C.V. (“Silver Dragon Mexico”) in Mexico signed a promissory note for a principal amount of $350,000 for a vendor, from whom we had purchased 10 of the 15 aforementioned mining concessions, due March 5, 2008. The actions of our former legal representative were not authorized by Silver Dragon Resources Inc., and he did not advise us about signing the promissory note, nor its terms.

On April 21, 2008 the vendor filed a lawsuit against Silver Dragon Mexico claiming payment of $350,000 as well as ordinary interest at an annual rate of 10%, interest on past due and unpaid principal at an interest rate of 5% per month, as well as legal expenses. The lawsuit was registered under the file number 482/2008, before the Fourth Commercial Local Court of the city of Durango.

On October 10, 2008, Silver Dragon Mexico was officially notified of the lawsuit through the former legal representative, but the representative did not advise Silver Dragon Mexico nor us. The vendor then seized the following mining concessions: Mina Piña, El Refugio, Ampliación De Santo Niño, La Bocona, La Muralla, Victoria IV, Guadalupe, El Santo Niño and Piña Nueva. On October 28, 2008 the seizure of the mining concessions were recorded before the Public Registry of Mines of Durango.

During this time period, we had no knowledge of what had transpired. Since Silver Dragon Mexico never appeared before the court to reply to the lawsuit, Silver Dragon Mexico was declared in default and lost its opportunity to offer evidence in its favor.

On January 8, 2009, the Court passed final sentence ordering Silver Dragon Mexico to pay to the vendor the principal amount plus interest and legal costs. On January 16, 2009 our former legal representative was formally notified of the sentence, but did not advise us.

Since Silver Dragon Mexico never appealed the final sentence, on February 10, 2009 the Court declared the sentence as final and irrevocable.

On March 30, 2009 the former legal representative of Silver Dragon Mexico, appeared again before the court to appoint an expert to appraise the mining concessions to be sold on a public auction. The appraisal of that expert was similar to the vendor’s appraisal. On May 29, 2009 by public auction the mining concessions were granted to the vendor as payment of the owed principal amount and its corresponding interest, on June 25, 2009 the Court passed resolution approving such public auction.

The mining concessions were granted to the vendor as new holder for the following amounts: “Mina Piña” $78,000, “La Bocona” $62,000, “Santo Niño” $42,000, “Ampliación Santo Niño” $31,000, “Victoria IV” $28,000, “Piña Nueva” $26,000, “Guadalupe” $23,000, “La Muralla” $11,000, “El Refugio” $10,000. On July 31, 2009 those mining concessions were transferred to the vendor through public deed number 7,730 granted before public notary number 3 of the city of Durango. On August 19, 2009, the vendor filed a motion before the court to request a further seizure of the assets of Silver Dragon Mexico to guarantee the payment of $39,000 as remaining amount to reach the principal claimed amount of $350,000, since all concessions were appraised in the amount of $311,000. On October 2, 2009, the court granted such petition to execute a further seizure.

On June 16, 2010 the vendor filed a motion before the court to request a further seizure of the assets of Silver Dragon Mexico to guarantee the payment of ordinary interest at a rate of 10% which at that date represented an amount of $45,739.00, interest on past due and unpaid principal at an interest rate of 5% per month which at that date represented an amount of $274,166.66, plus legal expenses of $100,000. On November 5, 2010 the aforementioned petition of the vendor was granted by the court.

Throughout this whole process the former legal representative never advised Silver Dragon Mexico or us of the existence of the promissory note nor the subsequent court actions. He also accepted court service numerous times on behalf of Silver Dragon Mexico as mentioned earlier to enforce payment of the note, but similarly did not advise Silver Dragon Mexico of this. In summary, from our perspective, the legal proceedings were heard and decided on an ex parte basis, without notice to us, nor allowing proper defense and representation of Silver Dragon Mining Mexico.

In December 2010, we became aware of this situation, and are now taking steps through the Federal courts in Mexico to seek appropriate redress. We have instructed our counsel to assert a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities in the foreclosure proceedings, for the purposes of re-opening the case. On January 17, 2011, Silver Dragon Mexico provided certain evidence in connection with the claims to the court, which is currently reviewing the documentation. A hearing has been scheduled for May 24, 2011.

While we expect that we may eventually be successful with the Constitutional Rights Claim, since we have lost title to our 15 concessions in Mexico, pursuant to court judgments, management has decided to write-off the book value of these concessions, as well as related liabilities, in net amount written of $2,335,289.

In late 2010 we became aware of another situation involving the same former legal representative. In November 2010, we and Silver Dragon Mexico approached certain suppliers in order to arrange payment of our outstanding accounts payables. Agreements were reached in most cases. One of Silver Dragon Mexico’s creditors did not respond to the request, however, an individual purporting to represent that creditor subsequently emailed us in December 2010 requesting payment for an amount that was more than triple the amount of the debt and asserted that it was pursuant to a promissory note signed by Silver Dragon Mexico and a court decision related to the promissory note in Mexico. On January 17, 2011 we received a copy of the promissory note. It was dated April 24, 2008 and was for a principal amount of $166,623 and carried interest at a rate of 5% per month. It was signed by the same former legal representative of SDM. His actions were not authorized by us, and he did not advise us about the promissory note, or the subsequent court actions. He also accepted court service several times on behalf of Silver Dragon Mexico to enforce payment of the note, but similarly did not advise Silver Dragon Mexico or us of this.

We are in the process of investigating this matter and have determined that in April 2010 the creditor had obtained a judgment from a court in Chihuahua, Mexico, in its favor, for payments under the promissory note that the creditor asserts aggregates $408,226 with interest, as well as a further 10% for its legal fees. We have restated results from prior years to reflect the original promissory note of $166,623 and the interest on the promissory note of $99,974 and $141,630 in 2009 and 2008, respectively.

Competitive factors

The silver mining industry is fragmented, with many silver prospectors and producers, small and large. We do not compete with anyone with respect to our Chinese properties.. There is no competition for the exploration or removal of minerals from these properties. We will either find silver on the properties or not. If we do not, we will cease or suspend further investment.

Governmental approvals and regulations

Our mineral exploration programs are subject to the regulations of various Chinese and Mexican authorities.

As noted elsewhere, we have written off our ownership of the Mexican concessions, but if we are successful the following will be applicable.

Regulatory obligations and government approvals in Mexico

In Mexico, our exploration activities are governed by the General Mining Law and the regulations promulgated thereunder.

We obtained initial authorizations and the relevant permits for the exploration of Cerro Las Minitas from the Ministry of Natural Resources (“SEMARNAT”). The initial authorization from SERMARNAT authorizing us to initiate the excavation of the soil on Cerro Las Minitas was issued in 2006. The excavation of soil must be carried out using digger machines, which are registered and authorized by SEMARNAT. Our machines are duly registered and authorized by SEMARNAT. The company has documented all requirements and has submitted its Environmental Impact Assessment / Manifestacion, or Manifestacion de Impacto Ambiental (“MIA”), for its Cerro las Minitas silver project in Durango, Mexico that includes a cyanide process for the sulfide handling and Heap Leaching process for the handling of oxides. The MIA was officially submitted on March 23, 2009 to SEMARNAT for review, and is the principal document in the application process for a mine operating permit. The environmental permit was received in the 2nd quarter of 2010.

After the exploration stage, mining activities in Mexico will be carried out in accordance with the environmental permit issued by the General Direction of Mining Ministry of Economy under the plan of operations for mining activity submitted by an applicant. Since our current activities in Mexico are in the exploration stage, we have not yet submitted a plan of operations. After receiving confirmation of the existence of minerals, we are required to file an application with the General Direction of Mining of the Ministry of Economy to obtain concession titles for the exploitation of the minerals. As of today, we have obtained fifteen Concession Titles for the Exploitation of Minerals in Cerro Las Minitas, which titles were granted according to the applicable provisions of the General Mining Law. As noted above, we have lost title to those properties but are endeavoring to recover it. We will be required to obtain additional permits commonly referred to as the Sole Environmental License from SEMARNAT and the National Water Commission (“NWC”). After we successfully obtain concession titles, we are required to submit annual reports in May of each year, detailing the work performed during the designated year on the properties specified by such concession titles.

Once mining activities commence, we will be required to obtain additional permits and authorizations from the Ministry of Labor to operate special machineries used for the exploration of the Mining Field. Such special machineries include but are not limited to pressured containers, boilers and other machineries designated for mining that are regulated by various National Official Norms (“NOM”). Once mining activities commence we will also be required to file reports on safety, hygiene and minimum wage of our workers to the registry of the Labor Commissions as provided under Mexican Federal Labor Law.

Regulatory obligations and government approvals in China

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of the People’s Republic of China (“PRC”) of 1986, amended effective January 1, 1997, and the Implementation Rules for the Mineral Resources Law of the PRC, effective March 26, 1994. In order to further implement these laws, on February 12, 1998, the State Council issued three sets of regulations: (i) Regulation for Registering to Explore Mineral Resources Using the Block System, (ii) Regulation for Registering to Mine Mineral Resources, and (iii) Regulation for Transferring Exploration and Mining Rights (together with the mineral resources law and implementation rules being referred to herein as “Mineral Resources Law”).

Under Mineral Resources Law, the Ministry of Land and Resources and its local authorities (the “MLR”) is in charge of the supervision of mineral resource exploration and development. The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of the supervision of mineral resource exploration and development in their respective administration areas. The PRC’s governments of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of coordinating the supervision by the mineral resources administration authorities on the same level.

The Mineral Resources Law, together with the Constitution of the PRC, provides that mineral resources are owned by the State, and the State Council, the highest executive organization of the State, which regulates mineral resources on behalf of the State. The ownership rights of the State include the rights to: (i) occupy, (ii) use, (iii) earn, and (iv) dispose of, mineral resources, regardless of the rights of owners or users of the land under which the mineral resources are located. Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn. In this way, the State can control and direct the development and use of the mineral resources of the PRC.

Mineral resources licenses

China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources. The MLR is responsible for approving applications for exploration licenses and mining licenses. The approval of the MLR is also required to transfer exploration licenses and mining licenses.

Applicants must meet certain conditions as required by related rules/regulations. Pursuant to the Regulations for Registering to Mine Mineral Resources, the applicant for mining rights must present the required documents, including a plan for development and use of the mineral resources and an environmental impact evaluation report. The Mineral Resources Law allows individuals to exploit sporadic resources, sand, rocks and clay for use as construction materials and a small quantity of mineral resources for sustenance. However, individuals are prohibited from mining mineral resources that are more appropriately mined at a certain scale by a company, specified minerals that are subject to protective mining by the State and certain other designated mineral resources.

Once granted, all exploration and mining rights under the licenses are protected by the State from encroachment or disruption under the Mineral Resources Law. It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working order of exploration areas.

Exploration rights

In order to conduct exploration, a Sino-foreign cooperative joint venture (“CJV”) must apply to the MLR for an exploration license. Owners of exploration licenses are “licensees”. The period of validity of an exploration license can be no more than three years. An exploration license area is described by a “basic block”. An exploration license for metallic and non-metallic minerals has a maximum of 40 basic blocks. When mineral resources that are feasible for economic development have been discovered, a licensee may apply for the right to develop such mineral resources. The period of validity of the exploration license can be extended by application and each extension can be for no more than two years. The annual use fee for an exploration license is RMB 100 per square kilometer for the first three years and increases by RMB 100 per square kilometer for each subsequent year, subject to a maximum fee of RMB 500 per square kilometer.

During the term of the exploration license, the licensee has the privileged priority to obtain mining rights to the mineral resources in the exploration area, provided that the licensee meets the qualifying conditions for mining rights owners. An exploration licensee has the rights, among others, to: (i) explore without interference within the area under license during the license term, (ii) construct the exploration facilities, and (iii) pass through other exploration areas and adjacent ground to access the licensed area.

After the licensee acquires the exploration license, the licensee is obliged to, among other things: (i) begin exploration within the prescribed term, (ii) explore according to a prescribed exploration work scheme, (iii) comply with State laws and regulations regarding labor safety, water and soil conservation, land reclamation and environmental protection, (iv) make detailed reports to local and other licensing authorities, (v) close and occlude the wells arising from exploration work, (vi) take other measures to protect against safety concerns after the exploration work is completed, and (vii) complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Mining rights

In order to conduct mining activities, a CJV must also apply for a mining license from the MLR. Owners of mining rights, or “concessionaires”, are granted a mining license to mine for a term of no more than ten to thirty years, depending on the magnitude or size of the mining project. A mining license owner may extend the term of a mining license with an application 30 days prior to expiration of the term. The annual use fee for a mining license is RMB 1,000 per square kilometer per year.

A mining license owner has the rights, among others, to: (i) conduct mining activities during the term and within the mining area prescribed by the mining license, (ii) sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units), (iii) construct production and living facilities within the mine area, and (iv) use the land necessary for production and construction, in accordance with applicable laws.

A mining license owner is required to, among other things: (i) conduct mine construction or mining activities within a defined time period, (ii) conduct efficient production, rational mining and comprehensive use of the mineral resources, (iii) pay resources tax and mineral resources compensation (royalties) pursuant to applicable laws, (iv) comply with State laws and regulations regarding labor safety, water and soil conservation, land reclamation and environmental protection, (v) be subject to the supervision and management by the departments in charge of geology and mineral resources, and (vi) complete and present mineral reserves forms and mineral resource development and use statistics reports, in accordance with applicable law.

Transfer of exploration and mining rights

A mining company may transfer its exploration or mining licenses to others, subject to the approval of MLR.

An exploration license may only be transferred if the transferor: (i) held the exploration license for two years after the date that the license was issued, or discovered minerals in the exploration block, which are able to be explored or mined further, (ii) has a valid and subsisting exploration license, (iii) completed the stipulated minimum exploration expenditures, (iv) paid the user fees and the price for exploration rights pursuant to the relevant regulations, and (v) obtained the necessary approval from the authorized department in charge of the minerals.

Mining rights may only be transferred if the transferor needs to change the ownership of such mining rights because it is: (i) engaging in a merger or split, (ii) entering into equity or cooperative joint ventures with others, (iii) selling its enterprise assets, or (iv) engaging in a similar transaction that will result in an alteration of the property ownership of the enterprise.

Additionally, when state-owned assets or state funds are involved in a transfer of exploration licenses and mining licenses, the related state-owned assets rules and regulations apply and a proper evaluation report must be completed and filed with the MLR.

Speculation in exploration and mining rights is prohibited. The penalties for speculation are that the rights of the speculator may be revoked, illegal income from speculation confiscated and a fine levied.

Environmental laws

In the past ten years, Chinese laws and policies regarding environmental protection have moved towards stricter compliance standards and stronger enforcement. In accordance with the Environmental Protection Law of the PRC adopted by the Standing Committee of the PRC National People’s Congress on 26 December 1989, the General Administration of Environmental Protection Bureau under the State Council sets national environmental protection standards. The various local environmental protection bureaus may set stricter local standards for environmental protection. CJVs are required to comply with the stricter of the two standards.

The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law and the Mineral Resources Law. Applicants for mining licenses must submit environmental impact assessments, and those projects that fail to meet environmental protection standards will not be granted licenses. In addition, after the exploration, a licensee must take further actions for environmental protection, such as performing water and soil maintenance. After the mining licenses have expired or a licensee stops mining during the license period and the mineral resources have not been fully developed, the licensee shall perform other obligations such as water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing the mine, the mining enterprise must perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay certain costs, which include the costs of land recovery and environmental protection.

Compliance with environmental laws

We are responsible for providing a safe working environment, not disrupting archaeological sites, and conducting our activities to prevent unnecessary damage to the area in which our mineral claim is located. At this time, we do not believe that the cost of compliance at the federal, state and local levels will be significant.

We intend to secure all necessary permits required for exploration. We anticipate no discharge of water into active streams, creeks, rivers, lakes or other bodies of water regulated by environmental law or regulation. We also anticipate that no endangered species will be disturbed. Restoration of the disturbed land will be completed according to law, and all holes, pits and shafts will be sealed upon abandonment of the mineral claims. During the exploration phase that we are in now, compliance costs are nil or nominal. It is difficult to estimate the cost of compliance with the environmental laws, because the full nature and extent of our proposed activities cannot be determined until we start our operations.

We believe we are in compliance with the environment laws, and that we will continue to be able to comply with such laws in the future.

Land and construction

The holder of an exploration license or mining license should apply for land use right with MLR to conduct exploration or mining activities on the land covered by the exploration license or mining license. The license holder should file an application to MLR for the land use right with its exploration license or mining license. If the application is approved by the competent government authority, the MLR would issue an approval to the land use right applicant. Then, the local MLR would enter into a land use right contract with the license holder. The license holder should pay relevant price and fees in accordance with the contract and then obtain a land use right certificate from MLR. In practice, instead of obtaining a long-term land use right, an exploration license holder may apply for a temporary land use right, which would normally be valid for 2 years and may be renewed upon application.

The company should also apply for other zoning and construction permits to conduct construction on the land. PRC laws require a company to obtain the land zoning permit and construction zoning permit with the local zoning authorities under the Ministry of Construction (‘‘MOCON’’). Then, the company is required to enter into a construction contract with a qualified constructor and file the construction contract to the local construction authorities under the MOCON and obtain a construction permit. After the construction is completed, the company should apply for the construction authorities and related environmental and fire departments for the check and acceptance of the construction. Upon the pass of check and acceptance, the company should apply with local housing authorities to register the constructed buildings in its own name and obtain a housing ownership certificate.

Foreign Exchange Controls

Pursuant to PRC foreign exchange regulations, foreign exchange dealings are administered by the State Administration of Foreign Exchange and its local agencies (the “SAFE”) and transacted through designated financial institutions. CJVs are required to conduct their corporate activities in accordance with the relevant PRC foreign exchange rules/regulations.

CJVs are entitled to borrow funds from overseas within such CJVs’ total investment amount. Once such loan agreements have been registered with the SAFE in accordance with the formal requirements, the principal and interest of loan can be paid out of China.

CJVs are also entitled to remit the profit/dividends derived from CJVs out of China once the relevant taxes of CJVs have been paid in compliance with PRC Law, if such foreign investor has made the capital contribution in compliance with the contribution schedule set in CJV Contract.

The shareholder of a CJV is entitled to transfer the funds out of China when it sells its equity in the CJV to a Chinese buyer, but such transfer of money should be approved by SAFE.

China has restrictions on Chinese persons and companies to make investment out of China. The Chinese investor should obtain various approvals from governmental authority, including SAFE’s approval on foreign exchange payment, to make such overseas investment.

Employees

As of May 6, 2011, the Company had 2 employees and 7 consultants.

DESCRIPTION OF PROPERTY

Erbahuo

Property location and description

Erbahuo is located at the common boundary of Keshiketeng county and Wenniute county in Inner Mongolia, within the Maoshandong village of Wenniute county. The property is about 1.2 km2. Access to the property is 110km via paved highway from Chifeng City to the village of Maoshandong and then west 10 km by unsealed road to the property. The mine is an underground and open pit mine. A 10kv electricity power net passes through the concession and the electrical power is adequate for mining purposes. The property has eight existing exploratory tunnels totaling about 800m in length. The property has a building used as onsite offices and dormitory, which was built in December 2006 at a cost of RMB235,000.

The neighboring exploration properties of Dadi, Laopandao, Aobaotugounao, Yuanlinzi, Zhuanxinhu and Shididonggou are all located within Keshiketeng County and cover a total area of 139 km2.

Agreements

On March 16, 2006, we entered into an agreement to acquire certain mining and exploration rights to the Erbahuo Silver Project by purchasing a 60% interest in Sino-Top from Sino Silver (the “Asset Purchase Agreement”). Sino-Top was an equity joint venture company originally created under the Joint Venture Agreement dated April 14, 2005 between Sino Silver and certain other parties. Pursuant to the Asset Purchase Agreement, we acquired a 60% interest in Sino-Top and became a party to the Joint Venture Agreement. Sino-Top holds the exploration and mining rights to nine properties in the Erbahuo Silver District in Northern China (“Erbahuo Projects”). The total purchase price was $650,000 plus 4,000,000 shares of our restricted common stock, all of which had been delivered to Sino Silver following receipt of the requisite approvals to the transfer by the local Provincial Department of Commerce in China. In March 2007, we increased our interest from 60% to 90% in exchange for 2 million restricted common shares of the company. On May 9, 2007, we received approval from the Ministry of Commerce to change the equity joint venture to a contractual joint venture. On June 10, 2008, we signed a letter of intent with our state–owned Chinese Joint venture partner Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC’’) to sell a 50% equity interest in Sino-Top, not including the Erbahuo mine, from Silver Dragon in exchange for US$4.5 million. With respect to the Erbahuo mine, the then-ninth exploration property owned by Chifeng Silver Dragon, a wholly owned subsidiary of Sino-Top, Silver Dragon is entitled to a 70% interest of after-tax proceeds and HIC is entitled to 30%. On November 20, 2008, Gansu Shengda Group Ltd. (Shengda), a private Chinese conglomerate, agreed to acquire 52% of the equity interests in Sino-Top from HIC, Silver Dragon’s state-owned Chinese joint venture partner. On January 21, 2010, Sino-Top sold the Saihanaobao and Liangdi Properties to Chinese State-owned Entities for approximately USD$4.2 Million.

Prior to entering into the Asset Purchase Agreement described above, on April 14, 2005 we entered into a Venture Agreement with Sino Silver to acquire 50% of Sino Silver’s interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration, evaluation, and development of the Aobaotugounao property located in the Erbahuo Silver District. Consideration for the interest included cash payments of $350,000 over a two year period and the issuance of 500,000 shares of our common stock. On closing, we paid $150,000 cash and issued 250,000 restricted common shares. In addition, 4,500,000 restricted common shares were issued to parties who assisted in the transaction. Three million of these shares were subsequently returned to us and cancelled. The Venture Agreement was superseded by the Asset Purchase Agreement described above.

History

Silver was discovered in Erbahuo following analysis by the Comprehensive Gross Exploration Department (the “Department”) from 1989 to 1992, when exploration was carried out for the purpose of finding the necessary silver reserves projected to be required to satisfy China’s growing industrial demands. A geological survey at scales of 1:10,000 and 1:2,000 has been completed. In 1992, the Department committed the Nonferrous Metal Metallurgy Institute in Beijing to complete the primary metallurgical trial. In 1997, the Department completed detailed geological survey work. From 1998 to 2002, exploration was carried out leading to the eventual mining of approximately 30,000 tons of ore with an average grade of 248.02 gpt silver at a cut-off grade of 200 gpt Ag.

Operations

In 2010, a comprehensive exploration program that consisted of a total of 12,634m drilling (29 holes), 2,545m tunneling and surface geological work was completed on Dadi and Laopandao properties, which are exploratory in nature. The Company intends to further explore the properties, with the goal of applying for mining licenses for Dadi and Laopandao by the end of 2011.

Since 2006, an advanced drilling program has been carried out on the Laopandao project, focusing on three mineralization zones and it is these three zones which were the focus of an initial geological report in China in February 2011. Highlights from the report are as follows:

Highlights

  Mineralization zone II is also featured by a silver-copper-tin enrichment and is approximately 200m long and 80m wide, containing 16 mineralized bodies.

  Mineralization zone III is characterized by tin mineralization, approximately 300m long and 200m wide and occurs within a granite porphyry intrusion. A total of 21 mineralized bodies were identified.

  All mineralized bodies have been defined by drill holes and/or underground drifts, the samples were analyzed with internal and external verification.

  The Company will continue advanced exploration of Laopandao in 2011. The company will conduct metallurgical testing on the 2010 exploration results and commission an initial NI 43-101 technical report based on CIM standards.

Laopandao, a key exploration project for Silver Dragon, is located in Inner Mongolia Keshiketeng County, North China and is 44.88 km2.

The exposed rocks in the exploration area include Paleozoic Middle Permian Zhesi Formation andesite, Mesozoic Upper Jurassic Baiyigaolao Formation volcanic series, and Yanshanian granite porphyry and quartz porphyry intrusions.

Based on geochemical and geophysical survey results, three geochemical anomalies were found and called anomaly No. 104 in the north, No. 95 in the central, and No. 102 in the south of the property respectively. Since 2006, most drilling and tunneling exploration work has been carried out and focused on the area of geochemical anomaly no. 95 and the three significant Silver-Copper-Tin mineralization zones, each of which consists of multiple mineralized bodies.

Based on annual exploration reports provided by the Comprehensive Exploration Institute of North China Nonferrous Geological Survey Bureau, the exploration work at the Laopandao Property is summarized as follows:

From 2006 to 2009, general and advanced geological exploration, geochemical and geophysical surveys have been carried out by the Comprehensive Geological Exploration Institute of North China Nonferrous Geological Survey Bureau. A total of 23 drill holes (9,936m) and 1,880m tunneling exploration were completed within the central area of the Property (geophysical anomaly no. 95). The exploration focused on mineralization zone I and II

In 2010, advanced geological exploration work was continued and the exploration targets were focused on mineralization zones I and III. The exploration consisted of 11 drill holes (4,696 m), 634m tunneling, and an additional geophysical survey.

In February 2011 a geological report was also completed for the Dadi property based on the results from the 2010 drilling program at the Dadi project.

Highlights

  Extensive exploration work has been carried out during the 2010 season with the major focus on mineralization zones I and II. These zones show the most significant mineralization so far. Although mineralization zones (III, IV, and V) also show significant potential, they were not the focus of the 2010 season.

  An associated element, cadmium, was found in the polymetallic ores. The cadmium resource could be of significant industrial and economic value, although nothing has been quantified as of the date of the report.

Using the funds from the sale of two properties in January 2010 mentioned earlier, approx. $3,378,234 was spent on exploration activities in 2010 with the focus on bringing the Erbahuo silver mine into production in 2011, and the Dadi and Laopandao mines into production in 2012.

Mineralization

Rocks include porphyry rhyolite, quartz porphyry, quartz porphyry and breccia conglomerate, running in a north-west direction, for tens to hundreds of meters with widths from several meters to tens of meters. The common forms of mineralization found in the rocks are pyrite, galena, and sphalerite. The prominent structures have provided conduits for the transmission of hydrothermal fluids which has created mineralized zones in such environments as faults, and fractured zones where the fluids were accumulated, trapped and precipitated. The main metallic minerals include the following: pyrolusite, psilomelane, limonite, pyrite, galena, sphalerite, chalcopyrite, and other silver related minerals. The main metallic minerals include the following: pyrolusite, psilomelane, limonite, pyrite, galena, sphalerite, chalcopyrite, and other silver related minerals.

Cerro las Minitas

Property location and description

As noted elsewhere, we have written off our ownership of the Mexican concessions, but if we are successful in our Constitutional Rights Claim, the following will be applicable.

The Cerro Las Minitas property is located in the Minitas Mining District, approximately seven kilometers north of the town of Guadalupe Victoria, Durango and 70 km northeast of the City of Durango, Ciudad Durango, the capital of the state of Durango, and six kilometers northwest of the town of Guadalupe Victoria, in the municipality of Guadalupe Victoria, Durango. The property can be reached from Ciudad Durango via Interstate Highway 40 (Toll Road) and Highway 40 (Free Access), the road from Francisco I. Madera to Cuencame. From Guadalupe Victoria, a graded dirt road leads north to the property. About half of the property is located north of Interstate Highway 40 (a limited access freeway) and an overpass over the highway affords access to the northern part of the property. The claims are located in the Minitas Mining District in the Mining Region of Guadalupe Victoria. The property consists of 15 mining concessions encompassing 1,413 hectares.

The nearby towns of Guadalupe Victoria and Ignacio Ramirez are serviced by the commercial electrical grid and a regional transmission line of the Comisión Federal de Electricidad (CFE) follows Interstate Highway 40. A 33,000 Kva power drop has been extended from the CFE line to the Mina Piña shaft and is serviceable, but in need of repair. Improvements on the property consist of a network of graded dirt roads and various mine buildings in a poor state of repair located in the Puro Corozon – Santo Nino and Mina Pina – La Bocona mining areas

Agreements

In December 2005, Silver Dragon entered into agreements to purchase a 100% interest in the Cerro Las Minitas Property. In March 2006, Silver Dragon consolidated landholdings in the district and claims are now held by Silver Dragon Mining de Mexico S.A. De C.V, a wholly owned Mexican subsidiary of Silver Dragon Resources Inc. (“Silver Dragon Mexico”), by virtue of “Agreements to Purchase” 15 of the mining concessions (collectively, the Purchase Agreement).

Under the terms of the Purchase Agreement with Sr. Jaime Muguiro Peña, the Company has earned 100% interest in ten mining concessions by payment of $450,000, plus 450,000 restricted common shares. All payments to Sr. Muguiro have been made.

Under the terms of the Purchase Agreement with Sr. & Sra. Ramon Davila Flores, the Company has earned 100% interest in five mining concessions by payment of $245,000. All payments to Sr. and Sra. Flores have been made.

The surface access to the property is controlled by the Guadalupe Victoria and Ignacio Ramirez Ejidos. Silver Dragon Mining de Mexico, S.A. de C.V. has a surface agreement to cover the common ground of the Guadalupe Victoria Ejido that lies within the Cerro Las Minitas concessions. Agreements with individual Ejido landowners are negotiated as needed to cover deeded lands.

On August 12, 2010, Silver Dragon Mexico entered into an agreement with Ema Violante, wherein Ms. Violante sold to Silver Dragon Mexico five hectares of land for $15,564 in Guadalupe Victoria, Durango, Mexico to be used to build a tailings pond when the Company commences construction of its mill.

The minimum annual work requirement for these mining concessions is approximately $19,500. According to the Mining Law and Ruling, there is an obligation to submit the evidence of the work expenditures to the authorities for properties larger than 1,000 hectares. It is therefore recommended that the required information for the previous reporting year be submitted annually each May.

History

There is little documentation regarding the history at Cerro Las Minitas, but local legend has it that Spaniards from the city of Victoria de Durango (now Durango City) discovered the silver mineralization at Cerro Las Minitas originally. The historical information presented herein has been gleaned from discussions with local miners and operators and the few previous evaluative reports concerning the property that do exist.

The only two areas with significant exploitation in the district are the Santo Niño-Puro Corazón and La Bocona-Mina Piña areas.

Sr. Carlos Villaseñor discovered Ag-Pb-Zn-Cu mineralization in the Santo Niño-Puro Corazón area in 1960. He explored the deposits there and did minor exploitation of them until 1971, when he built a small mill in the Velardeña district. When the mill became operational, mining was stepped up and ores were shipped to the Velardeña mill to be processed. After attention was drawn to the area by the Villaseñor operations, exploration by others discovered the deposits in the La Bocona-Mina Piña area to the east.

The majority of the mining at Cerro Las Minitas is reported to have been done during the period 1970 – 1981, but has continued intermittently until the present. The mines were idle from 1997 - 2002 due to problems with mine water and the drop in metal prices. Intermittent, small-scale exploitation of the deposits in the Puro Corazón - Santo Niño area continued until 2005 and operations in the Mina Piña – La Bocona area continued to late 2006.

The Consejo de Recursos Minerales (‘‘CRM’’) has been giving support to the miners in the area since 1977. In 1979, CRM completed 834.55m of diamond drilling in seven holes on the Mina Piña area, which belonged at that time to Mr. Santiago Valdez. Mr. Valdez exploited the mine until 1997, when he suspended operations due to the drop in metal prices. CRM discovered additional mineralization in their drilling, but no further exploration or development of those discoveries has been done. CRM delivered drill and assay data to the operators in the district without interpretation.

In 1981, CRM continued its support of the development of the district, completing 77m of shaft and 80m of crosscut to cut the upper, oxidized portion of the La Bocona deposit. Following that work, Sr. Jaime Muguiro deepened the Mina Piña shaft another 59 meters to reach the 210 level. A 140-meter crosscut was driven, encountering a number of thin mineralized horizons and the Huisache mineralized chimney. Sr. Muguiro then suspended operations due to problems with water inflow.

In 1995, Minas de Bacis completed a 30-day evaluation of Cerro Las Minitas, which consisted of analysis of previous data, inspection of accessible workings and analysis of surface geology. Minas de Bacis began negotiations to acquire the concessions in the district. Those negotiations were unsuccessful and Minas de Bacis withdrew. A summary report of Minas de Bacis findings has been located, but much of the data used as the basis for the conclusions in the report has not.

From 1999 to 2000, Minerales Noranda, SA de CV (‘‘Noranda’’) optioned the properties and completed an exploration program including 861 soil and rock samples, an aeromagnetic survey covering the entire district, and seven widely-spaced diamond drill holes (3886 meters total) within the Cerro Las Minitas Dome. Results were encouraging but not up to Noranda’s expectations and they abandoned the property. Unfortunately, the original Noranda data has not been found and all that has been located is fragmentary data presented in a summary report by Proyectos Minerales y Topografia, S.A. de C.V. (2001). Most of the core from Noranda’s drilling has been located and a partial reexamination of that core has been made to confirm data used in estimating the inferred mineral resource reported herein. Continued re-examination of that core is ongoing, as Noranda’s drill logs have not been recovered.

Minera Real Victoria (‘‘MRV’’) acquired leases on concessions in the Puro Corazón - Santo Niño area in 2005 and began a program of exploration in the area. In May 2005, MRV began driving a 2.5m X 2.5m decline into the old Puro Corazón - Santo Niño workings to develop resources believed to be present there. MRV drove 170 meters of workings to connect with level 2 of the Puro Corazon workings and to make a preliminary exploration of the near surface portion of the La Chive mineralized zone. That work was halted in November, 2005 when MRV entered negotiations with Silver Dragon Resources, Inc. to acquire the property. The sampling and resource assessment started by MRV was not completed, but fragmentary data from that work has been recovered.

Operations

Silver Dragon Mining de Mexico, S.A. de C.V. signed agreements to acquire a 100% interest in the properties that now constitute the Company’s holdings in the district in March 2006. At that time, geologists began compiling and analyzing existing data for the property. Examination of that data showed that it was inadequate to guide further exploration operations and a program of rehabilitation, mapping and sampling existing workings on the property began. A combined reverse-circulation and diamond drilling program to test continuity of mineralization at depth commenced in May of 2006. Eleven holes were drilled for 2915 meters. Nine of the eleven holes have been sampled, logged and assayed. Analysis of the two remaining holes will be completed when geotechnical personnel are available. The mine is an underground mine. On October 28, 2008 we signed an agreement to purchase a mill at a price of US$245,000, including approximately US$20,000 for delivery and assembly. We have written off our deposit on the mill as part of the write-off of our Mexican assets.

Mineralization and rock formation

Cerro Las Minitas is located within the geomorphic province of the Mesa Central (Altiplano) of Mexico, northwest of the Sierra Madre Occidental in the State of Durango. In Durango, the Mesa Central is a broad plain at about 2000 meters elevation traversed by NW trending mountain ranges separated by broad NW-trending valleys. Within this province, Cerro Las Minitas lies within a belt of prolific Au, Ag, Pb, Zn and Cu deposits that stretches from the highly productive vein deposits of Fresnillo in Zacatecas to the south, to the massive manto deposits of Santa Eulalia in Chihuahua to the north. This belt includes the productive replacement deposits of San Martin, Santa Eulalia, Santa Barbara and Naica, as well as the rich vein deposits of Fresnillo, El Bote, San Jose and various others.

The basement rocks of Mexico are now known to be composed of an assemblage of tectono-stratigraphic terranes derived from the Paleozoic Appalachian origin and the Mesozoic of the Atlantic and Gulf of Mexico combined with basement rocks of the North American Cordillera. The assemblage includes deformed Pre-Cambrian intrusives and sediments, deformed Lower to Middle Paleozoic sediments and Lower Mesozoic sediments which are all covered with a thick succession of Mesozoic sedimentary and volcanic strata. Those are covered by a thick succession of Tertiary sediments and volcanics and cut by numerous Tertiary intrusives.

Cerro Las Minitas is located within the Parral tectono-stratigraphic terrain near the regional fault that marks the contact between the Parral terrain and the Sierra Madre Occidental terrain. The Parral terrain is characterized by a thick Late Mesozoic, miogeoclinal marine sequence deposited on a basement of Lower Mesozoic, eugeosynclinal sedimentary and volcanic strata. The Parral terrain is host to some of Mexico’s larger Au, Ag, Pb, Zn and Cu replacement deposits, such as Santa Eulalia, Naica, Villardeña, San Martin and Santa Barbara

LEGAL PROCEEDINGS

China

In December 2010, shareholders of Silver Dragon began receiving a notice, which contained two items: (i) the first item was a copy of a legal proceeding filed in Langfang District Court, China and (ii) the second item was a letter making certain allegations regarding the Company and its management.

The Langfang District Court proceeding was filed by two shareholders, and seeks to invalidate the Company’s sale in 2008 of 50% of Sanhe Sino-Top Resources & Technologies, Ltd. After consulting with Chinese legal counsel, the Company believes that the Langfang proceeding had been filed in an improper jurisdiction and is, in any event, frivolous and wholly without merit. The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China.

The second item was a letter purporting to be written by a “Minority Shareholder Committee”, comprised of individuals who apparently invested in the Company in 2006. The letter claimed that the Committee initiated the Langfang proceeding. The letter alleged that the Company and its management had engaged in various improper and illegal activities since 2005. The allegations made in the letter were similar to allegations that had been repeatedly made and published by an individual over the past three years. The Company, on several occasions, through its legal counsel in several countries, had asked that individual to cease and desist. On August 11, 2010, the Company’s Hong Kong counsel sent a final request letter to cease and desist and to comply with certain demands. We filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, an injunction and other relief. On May 4, 2011, judgment was given in favor of the Company for damages for libel, malicious falsehood, interest and costs, with amounts to be assessed by the court.

The Company believes that the allegations made are false and unsubstantiated. The Company believes that the continuous pursuance of such allegations and publication of libelous statements with respect to the Company and its management are malicious and calculated to defame and discredit the Company and its management, as well as to damage their reputation. On January 14, 2011, Silver Dragon filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, damages, interest and an injunction in connection with emails, messages, and letters published or caused to be published. On January 17, 2011, the Company’s counsel advised that the Langfang proceeding will be transferred to the Beijing Second Intermediate Court. A trial date has not been set.

Mexico

Our Mexican subsidiary has been subjected to irregularities in Mexico that it is seeking to redress. Silver Dragon Mexico is obligated to pay for a shortfall in the value of shares given in consideration for a 2006 purchase of mineral rights from a vendor. In the city of Durango, Mexico, on August 18, 2006 the then-legal representative of Silver Dragon Mexico signed a promissory note on behalf of Silver Dragon Mexico in the amount $350,000 to that vendor, due March 5, 2008. The actions of the former legal representative were not authorized by Silver Dragon Mexico, nor did he advise Silver Dragon Mexico about the promissory note. On April 21, 2008, the vendor filed a lawsuit against Silver Dragon Mexico for repayment of the note and ordinary interest at an annual rate of 10%, interest on past due and unpaid principal at an interest rate of 5% per month as well as for legal expenses. The legal proceedings were heard and decided on an ex parte basis, without notice to Silver Dragon Mexico, nor allowing proper defense and representation. Indeed, the former legal representative accepted notification of the lawsuit on behalf of Silver Dragon Mexico, but Silver Dragon Mexico was never advised. Since Silver Dragon Mexico did not respond to the lawsuit, it was declared in default and lost its opportunity to offer evidence in its favor. Several times subsequently, the former legal representative accepted service on behalf of SDM but did not inform Silver Dragon Mexico of the situation, and ultimately on June 25, 2009 by public auction, the ten mining concessions, originally purchased from the vendor, were granted to the vendor as payment of the principal and interest due on the note. Subsequently, in 2010, additional assets of Silver Dragon Mexico, including five additional mining concessions that were not acquired from the vendor, were also seized.

In summary, the legal proceedings were heard and decided on an ex parte basis, without notice to us, nor allowing proper defense and representation of Silver Dragon Mexico.

In December 2010, we became aware of this situation, and are now taking steps through the courts in Mexico to redress the situation. We have filed a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities in the foreclosure proceedings, for the purposes of re-opening the case. On January 17, 2011, Silver Dragon Mexico provided certain evidence in connection with the claims to the court, which is currently reviewing the documentation. Although management expects that we may eventually be successful with the Constitutional Rights Claim, we have written off the book value of our mineral rights and related liabilities in Mexico. The net amount written off in 2010 is $2,335,289. The court proceedings are continuing in Mexico, with the next hearing scheduled for May 24, 2011.

Another issue arose with regards to our Mexican subsidiary. In late November 2010, Silver Dragon and Silver Dragon Mexico approached certain suppliers in order to arrange payment of the Company’s outstanding accounts payables. Agreements were reached in most cases, but one of Silver Dragon Mexico’s creditors did not respond to the request. However, an individual purporting to represent that creditor subsequently emailed the Company in December 2010 requesting payment for an amount that was more than triple the amount of the debt and asserted that it was pursuant to a promissory note signed by Silver Dragon Mexico and a related court decision in Mexico. On January 17, 2011, the Company received a copy of the promissory note. It was dated April 24, 2008, was for a principal amount of $166,623 and carried interest at a rate of 5% per month. It was signed by an individual purporting to represent Silver Dragon Mexico, who was acting under a power of attorney at that time. His actions were not authorized by Silver Dragon Mexico, and he did not advise Silver Dragon Mexico about the promissory note, nor the subsequent court actions. He also accepted court service several times on behalf of Silver Dragon Mexico to enforce payment of the note, but similarly did not advise Silver Dragon Mexico of such court service.

We are in the process of investigating this matter and has determined that, in April 2010, the creditor had obtained a judgment from a court in Chihuahua, Mexico, in its favor, for payments under the promissory note that the creditor asserts aggregate $408,226 with interest, as well as a further 10% for its legal fees. We are endeavoring to settle the matter directly with the creditor.

On January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of Claim in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provides for the settlement of Socius GC II, Ltd.’s $405,981.49 claim against us, which they purchased from seven creditors.

Pursuant to the order, we initially issued to Socius 9,000,000 shares of our common stock, representing approximately 8.28% of the total number of shares outstanding at that time. We issued the shares in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended. Such shares were issued in exchange for the Claims pursuant to the Order of the Court, which determined that such exchange was fair to Socius following notice to the Court of our intent to rely upon the exemption and a hearing of which Socius received notice and in which it participated.

The total number of shares issued to Socius was adjusted on the 21st trading day following the date on which they were issued as follows: the number of Volume Weighted Average Price (VWAP) shares were less than the number of shares issued and therefore Socius has returned to us for cancellation 3,116,104 shares which equals the difference between the number of VWAP Shares and the number of shares originally issued. The number of shares is equal to (i) $405,981.49 plus $28,691.32 of Socius’ legal fees divided by 75% of the VWAP of our common stock over the 20-day trading period immediately following the date on which the share were originally issued. The final number of shares issued to Socius is 5,883,896. The remaining 3,116,104 shares have been returned and cancelled.

MANAGEMENT

Directors and Senior Management

Information about our directors and executive officers as of May 5, 2011 is set forth below:

			Date of first election
Name	Position	Age	or appointment
Executive Officers
Marc Hazout	President and Chief Executive Officer, Director	46	November 5, 2005
Jeffrey Sherman	Chief Financial Officer	55	September 8, 2010

Directors
Manuel Chan	Director	54	August 29, 2007
Charles McAlpine	Director	76	September 28, 2010
Guoqiang Hao	Director	56	June 18, 2008
R. Glen MacMullin	Director	39	December 6, 2007

A brief biography of our directors and executive officers follows. Each director has been elected to serve until our next annual meeting of shareholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of our board of directors.

Mr. Marc Hazout has been our President, Chief Executive Officer and a director since November 5, 2005. Mr. Hazout worked as an equity trader at Swift Trade Securities Inc. in Toronto in 1999. In 1998, Mr. Hazout founded and has been President and CEO of Travellers International Inc., a private investment banking firm headquartered in Toronto. Mr. Hazout is also a Director of Command Credit Corp.

Mr. Jeffrey Sherman has had extensive experience as CFO of numerous corporations, written about 20 books, and lectured extensively on finance, treasury and governance, including as an adjunct professor at York University from 1984 to 2000, and executive development and other programs for the Institute of Chartered Accountants of Ontario since 1980. His most recent book is Cash Management Toolkit, published by the Canadian Institute of Chartered Accountants in 2010. From October 1999 to October 2003, he was Vice President and CFO at Herbert A. Watts Limited, a business services company, and was instrumental in its subsequent sale. From October 2003 to April 2005, Mr. Sherman served as CFO of VisualSonics Inc., a manufacturer of laboratory instrumentation, and from 1999 to present Mr. Sherman has been President of Anagram Services, a consulting company. He graduated with a Bachelor of Commerce from the University of Toronto, and an M.B.A. from York University, and is a member of the Institute of Chartered Accountants of Ontario.

Mr. Manuel Chan joined our board of directors on August 29, 2007. Mr. Chan is also a member of the Board of Directors of Sanhe Sino-Top Resources & Technologies Ltd. of which Silver Dragon owns a 40% equity interest. Mr. Chan possesses more than 20 years of experience in the real estate sector and holds a Bachelor of Commerce degree in Management Information Systems and Accounting from the University of British Columbia, Canada. Since 2007, Mr. Chan has also served as our VP, China.

Mr. Guoqiang Hao has been a director of the company since June 2008. Since December 2007, Mr. Hao has been head of the Exploration Unit of North China Geological Exploration Bureau, a.k.a. Huaguan Industrial Corp., a Chinese state-owned entity that operates in many diversified fields such as mining, engineering, manufacturing, chemical analysis and real estate. Prior to that, Mr. Hao became HIC's deputy head in August 2002. HIC is also Silver Dragon's joint venture partner in China. Mr. Hao has served with HIC for over 30 years, first as a geologist, then as a manager, and has witnessed its development from a geological exploration team to a conglomerate that boasts a staff of over 700 and over 10 subsidiaries. Under the leadership of Mr. Hao, HIC has acquired a number of mining properties in northern China and is expanding its business overseas. Mr. Hao is also a member of the Board of the Directors of Sanhe Sino-Top Resources & Technologies Ltd., a joint venture between Silver Dragon and HIC. Having a dual capacity of corporate executive and government officer, Mr. Hao has extensive connections with China’s mining and industrial circles and the Chinese government.

Mr. R. Glen MacMullin has been a director of the company since December 2007. Mr. MacMullin is currently a Vice President of Finance with Minto Group, Inc., a fully integrated real estate development, construction and management company with operations in Ottawa, Toronto and Florida. Prior to joining Minto Group, Inc. in 2008, Mr. MacMullin was a Managing Director and Chief Operating Officer with Xavier Sussex, LLC, a New York based private equity firm he co-founded in 2004. In 2001, Mr. MacMullin was appointed Director and Chief Operating Officer with DB Advisors, LLC, a $6 billion hedge fund group based in New York and a wholly owned subsidiary of Deutsche Bank AG. He has also held several senior management positions with Deutsche Bank Offshore in the Cayman Islands from 1998 through 2001, including Head of Investment Funds. He began his career in 1993 as a public accountant with Coopers & Lybrand in Ottawa, Canada and KPMG in the Cayman Islands. Mr. MacMullin received a Bachelor of Business Administration degree from Saint Francis Xavier University in 1993 and is a member of the Institute of Chartered Accountants of Ontario.

Mr. Charles McAlpine brings almost 50 years of experience at executive-level positions in the mining industry. He holds a Business Administration degree from The Ivey School, University of Western Ontario and is a Chartered Accountant. Mr. McAlpine was President of Campbell Chibougamau Mines Ltd., (a listed Canadian copper-gold mining company) in 1973 when Campbell won The Ryan Trophy for Best Safety Record of all metalliferous mines in Canada. From 1989 to 2007, he was a Director of Hecla Mining Company, now the largest and one of the lowest cost silver producers in the USA

Involvement in Certain Legal Proceedings

To the best of the Company’s knowledge, during the past ten years, none of the following occurred with respect to a director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a Federal or State securities or commodities law, and the judgment has not been reversed, suspended or vacated; (5) being subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or State securities or commodities law or regulation or any law or regulation respecting financial institutions or insurance companies or prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees and Independence

The board of directors has determined that both Charles McAlpine and Glen MacMullin, as members of our Audit Committee, are audit committee financial experts. Mr. MacMullin and Charles McAlpine are independent as independence for audit committee members is defined by the listing standards of NASDAQ.

The Board has also formed a Corporate Governance & Nominating Committee consisting of Glen MacMullin and Charles McAlpine and a Compensation Committee consisting of Glen MacMullin and Charles McAlpine.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the last completed fiscal year exceeded $100,000:

							Change in
							Pension Value
							and Non-
						Non-Equity	Qualified
					Option	Incentive Plan	Deferred	All Other
Name &			Bonus	Stock	Awards	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	($)	Awards($)	($)	($)	Earnings ($)	($)	Total ($)
Marc Hazout,
President and	2010	$--	--	279,000	--	--	--	288,000	$567,000
CEO	2009	$--	--	--	--	--	--	288,000	$288,000

(1)

The shares granted in 2010 were pursuant to a financing and extension of contract for five years. The shares issued to Travellers International Inc., a corporation owned by Mr. Hazout, consisted of 1,000,000 shares of the Company’s restricted common stock, valued at $0.279 per share on the grant date, which vested immediately and are restricted from resale for six months from the date of issuance of the shares.

(2)	Payments were made to Travellers International Inc.

Option/SAR Grants in Fiscal Year Ended December 31, 2010

None.

Stock Option Plans

None.

Employment Agreements

None.

Consulting Agreements

On November 1, 2010, we entered into a consulting agreement with Travellers International Inc., a corporation owned by Mr. Hazout, to provide consulting services including all activities required to direct, oversee, and manage us including providing the services that would be provided by a chief executive officer. The consulting agreement provides that the Mr. Hazout is entitled to an annual fee of $288,000 for a term of five years, a vehicle allowance of $3,000 per month, and eight weeks paid holidays each calendar year. Upon termination of the consulting agreement without cause, Mr. Hazout will be provided with 100% of his annual fee rate for the remaining period of the agreement. The agreement contains provisions prohibiting him from competing with us or soliciting customers or employees for a period of one year following the termination of the agreement.

Director Compensation

Directors who are also officers of the Company are not remunerated for their services rendered as a director of the Company. Outside directors received warrants as remuneration for their office. Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of the company.

The following table summarizes compensation paid or earned by our directors who are not Named Executive Officers for their services as directors of our Company during the fiscal year ended December 31, 2010.

					Non-equity	Non-
	Fees				incentive	qualified
	earned	Stock	Option		plan	deferred
	or paid	awards	awards		compensation	compensation	All other	Total
Name	in cash	($)	($)		($)	earnings ($)	compensation($)
Manuel Chan	-	-	20,426	(1)	-	-	-	20,426
Charles McAlpine	-	-	32,704	(2)	-	-	-	32,704

(1)	200,000 share purchase warrants were awarded to Manuel Chan exercisable at an exercise price of $0.18 for a period of two years from the date of issuance.

(2)	200,000 share purchase warrants were awarded to Charles McAlpine exercisable at an exercise price of $0.25 for a period of three years from the date of issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common or preferred stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

On October 6, 2010 we issued 1,000,000 shares of common stock to Travellers International Inc., a company owned by Marc Hazout, pursuant to the signing of a Consulting Agreement. The fair value of the shares issued on the date of issuance was $279,000.

Glen MacMullin and Charles McAlpine were both considered independent under the independence standards of the NASDAQ Stock Market Rule 5605 during the past fiscal year. Mr. MacMullin and Mr. McAlpine currently sit on the audit committee and compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 5, 2011, by: (1) our directors, named executive officers and beneficial holders of more than 5% of our common stock, and (2) all of our current directors and executive officers as a group. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

	Number of
	Shares
Name and Address of Beneficial Owner	Beneficially		Percentage of
			Shares
	Owned		Beneficially
			Owned(1)
Marc Hazout (2)
Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9	18,173,206	(2)	17.0%
Manuel Chan (3)	352,500		*%
Guoqiang Hao (4)	200,000		*%
Glen MacMullin (5)	–		*%
Charles McAlpine (6)	–		*%
Officers and Directors as a group (7 persons)	18,725,706		17.5%

* Less than 1%.

(1) Based on 106,893,198 shares outstanding as of May 5, 2011 plus any shares of common stock deemed to be beneficially owned pursuant to warrants that are exercisable within 60 days from the above date.

(2) Owned by Travellers International Inc. solely owned by Mr. Hazout. Mr. Hazout is the President and CEO of Travellers.

(3) Manuel Chan owns share purchase warrants, expiring September 1, 2012, to purchase 200,000 shares of Common Stock at an exercise price of $0.18. He owns further share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

(4) Guoqiang Hao owns share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

(5) Glen MacMullin owns share purchase warrants, expiring December 5, 2012, to purchase 250,000 shares of Common Stock at an exercise price of $0.11. He also owns share purchase warrants, expiring October 13, 2011, to purchase 250,000 shares of Common Stock at an exercise price of $0.25. He owns further share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

(6) Charles McAlpine owns share purchase warrants, expiring September 28, 2013, to purchase 200,000 shares of Common Stock at an exercise price of $0.25. He owns further share purchase warrants, expiring January 25, 2014, to purchase 200,000 shares of Common Stock at an exercise price of $0.11.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 150,000,000 shares of common stock, $.0001 par value per share. As of May 5, 2011, there are 106,893,198 shares of common stock issued and outstanding. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, $.0001par value per share, none of which are currently outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Delaware state law. Our By-laws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by Delaware law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder, unless an exemption therefrom is available.

The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SELLING STOCKHOLDERS

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the Selling Stockholders as of the date hereof and the number of share of common stock being offered by each of the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, none of the Selling Stockholders is under any obligation to sell all or any portion of such shares nor is any of the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

	Shares Beneficially		Amount Beneficially	Percent
	Owned Prior	Shares to	Owned After	Beneficially Owned
Name	To Offering	be Offered	Offering (1)	After Offering
JMJ Financial (2)	12,000,000	12,000,000	0	0%
Sichenzia Ross Friedman Ference LLP (3)	125,000	125,000	0	0%

(1)	The number assumes the Selling Stockholder sells all of the common shares being offering pursuant to this prospectus.

(2)	JMJ Financial is organized and exiting under the laws of state of Florida. Justin Keener is the principal of JMJ Financial, and, acting alone, has voting and dispositive power over the shares beneficially owned by JMJ Financial. All of such shares are issuable upon conversion of an outstanding convertible promissory note in the principal amount of $1,050,000. The convertible promissory note is convertible into shares of our common stock based on 75% of the average of the three lowest closing prices in the 20 trading days prior to the date of conversion.

(3)	Sichenzia Ross Friedman Ference LLP is a New York limited liability partnership. Jeffrey Fessler, managing partner, has voting and dispositive power over the shares beneficially owned by Sichenzia Ross Friedman Ference LLP.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Sichenzia Ross Friedman Ference LLP beneficially owns 125,000 shares of the Company’s common stock, all of which are being registered hereunder

EXPERTS

SF Partnership, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our consolidated financial statements at December 31, 2010 and 2009 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Silver Dragon Resources, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2011 and 2010

(EXPRESSED IN UNITED STATES FUNDS)

CONTENTS

Consolidated Balance Sheets (Unaudited)	F-1
Consolidated Statement of Operations and Comprehensive Loss (Unaudited)	F-2
Consolidated Statements of Cash Flows (Unaudited)	F-3
Notes to the Consolidated Financial Statements (Unaudited)	F-4 - F-11

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$78,550	$96,563
Notes receivable (note 8)	1,400,000	–
Prepaid expenses	194,562	203,258
Total current assets	1,673,112	299,821

Notes receivable (note 8)	600,000	–
Deferred expenses	202,750	220,125
Plant and equipment, net (note 4)	74,856	90,875
Equity investment (note 5)	4,780,661	4,832,922
	$7,331,379	$5,443,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$715,815	$1,127,839
Accrued liabilities	364,460	309,466
Promissory note payable (note 6)	166,623	166,623
Convertible notes payable (note 7)	121,453	170,000
Related party payables (note 9)	92,570	260,256
	1,460,921	2,034,184
Non-current liabilities
Convertible note payable (note 7)	1,964,116	–

Capital stock (note 10)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.0001 par value, 150,000,000 shares authorized, 106,768,198 shares issued and outstanding (2010 – 98,728,017 issued and outstanding)	10,677	9,873
Additional paid-in capital (note 10)	40,896,253	39,641,412
Treasury (550,000 shares)	(209,000)	(209,000)
Deficit accumulated during the exploration stage	(36,788,777)	(36,054,080)
Accumulated comprehensive (loss) income	(2,811)	21,354
Stockholders’ equity	3,906,342	3,409,559

Total liabilities and stockholders’ equity	$7,331,379	$5,443,743

Commitments and contingencies (note 11)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Comprehensive Loss
For the three-month periods ended March 31, 2011 and 2010, and
Cumulative for the period from June 15, 1996 [date of inception] to March 31, 2011
(Unaudited)

			For the period from
	March 31	March 31	June 15, 1996 (date
	2011	2010	of inception) to
			March 31, 2011

Operating expenses
Exploration	$–	$125,948	$7,174,048
General and administrative	588,601	561,564	26,275,393
Write-off of Mexican assets	–	–	3,242,039
Total operating expenses	588,601	687,512	36,691,480

Loss from operations	(588,601)	(687,512)	(36,691,480)

Other (expenses) income
Interest expense	(93,835)	–	(567,605)
Loss on embedded derivative	–	(63,000)	–
Net loss on equity investment	(52,261)	(48,689)	(622,293)
Forgiveness of debt	–	–	38,871
Gain on sale of interest in subsidiary	–	–	1,816,733
Non-recurring items	–	–	(713,269)
Total other expenses	(146,096)	(111,689)	(47,563)
Loss before income taxes	(734,697)	(799,201)	(36,739,043)
Provision for income taxes	–	–	–

Net loss from continuing operations, after tax	(734,697)	(799,201)	(36,739,043)
Minority interest	–	–	253,021
Loss from discontinued operations (net of tax)	–	–	(302,755)

Net loss	(734,697)	(799,201)	(36,788,777)
Other comprehensive loss
Foreign exchange loss	(24,165)	(23,439)	(2,811)

Comprehensive loss	$(758,862)	$(822,640)	$(36,791,588)

Net loss per common share – basic and diluted	$(0.01)	$(0.01)
Weighted average number of common shares outstanding – basic and diluted	100,130,353	87,196,264

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the three month periods ended March 31, 2011 and 2010, and
Cumulative for the period from June 15, 1996 [date of inception] to March 31, 2011
(Unaudited)

			For the period
			from June 15,
			1996 (date of
			inception)
			through
	March 31,	March 31,	March 31,
	2011	2010	2011

Cash flows from operating activities

Net loss from continuing operations	$(734,697)	$(799,201)	$(36,851,887)
Net loss from discontinued operations	-	-	302,755

Net loss	(734,697)	(799,201)	(36,549,132)
Adjustments for:
Depreciation	16,019	22,144	540,859
Interest on convertibles notes payable	4,800	-	4,800
Net loss from equity investment	52,261	48,689	719,991
Loss on recognition of embedded derivative	-	63,000	-
Shares issued for services	19,300	183,400	8,492,421
Warrants and options issued for services	129,085	59,735	3,737,297
Amortization of beneficial conversion feature	29,516	-	129,357
Write-down of mineral rights	-	-	3,411,309
Write-down of assets	-	-	240,063
Other	-	-	(1,630,814)
Changes in non-cash working capital:
Deferred expenses	26,071	106,512	184,777
Accounts payable	22,649	39,004	2,352,988
Accrued liabilities	54,994	(24,821)	333,625
Other			665,601

Net cash used in operating activities	$(380,002)	$(301,538)	$(17,303,748)

Cash flows from investing activities
Investments in mineral rights	$-	$-	$(1,920,441)
Additional contribution to Sino-Top	-	-	(3,446,189)
Acquisition of plant and equipment	-	-	(981,486)
Other	-	-	4,364,090
Net cash used in investing activities	-	-	(1,984,026)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	-	335,000	17,897,492
Share issuance costs	-	(15,750)	(197,936)
Related party loans payable	-	-	1,192,922
Repayments of related party payables	(167,686)	-	(630,243)
Minority interest	-	-	253,021
Promissory note payable	-	-	516,623
Write-down of promissory note payable	-	-	(350,000)
Payment of convertible notes payable	-	-	3,581
Proceeds from issuance of convertible notes payable (note 7)	2,620,000	-	2,768,493
Notes receivable (note 8)	(2,000,000)	-	(2,000,000)
Deferred charges	(66,160)	-	(66,160)
Other	-	-	(63,190)
Net cash provided by financing activities	386,154	319,250	19,324,603

Effect of exchange rate on cash	(24,165)	(34,631)	41,721
Change in cash and cash equivalents	(18,013)	(16,919)	78,550
Cash and cash equivalents - beginning of period	96,563	137,448	-
Cash and cash equivalents - end of period	$78,550	$120,529	$78,550

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
March 31, 2011 and 2010
(Unaudited)

1. Nature of Business and Basis of Presentation

Silver Dragon Resources Inc. was incorporated on May 9, 1996 in the State of Delaware and its executive office is in Toronto, Canada. It carries out operations through a subsidiary and affiliate in Mexico and China, respectively. Silver Dragon Resources Inc. and its subsidiary and affiliate (collectively referred to as “Silver Dragon” or the “Company”) are in the exploration stage as defined by Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 915 “Accounting and Reporting For Development Stage Entities.”

The Company’s strategy is to acquire and develop a portfolio of silver properties in proven silver districts globally. To date, the Company has generated no sales and has devoted its efforts primarily to financing, by issuing common shares, and to exploring its properties.

The accompanying consolidated financial statements of the Company have been prepared following generally accepted accounting principles in the United States (“US GAAP”), which are expressed in United States funds, and pursuant to the regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. These consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the fiscal year ended December 31, 2010 filed in the Company’s Annual Report on Form 10-K.

2. Going Concern and Exploration Stage Activities

These consolidated financial statements have been prepared in accordance with U.S. GAAP applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months.

At March 31, 2011, the Company had working capital of $212,191 (December 31, 2010 – ($1,734,363)), had not yet achieved profitable operations, incurred a net loss of $734,697 for the three months ended March 31, 2011 (2010 – $799,201), has accumulated losses of $36,788,777 since its inception, and expects to incur further losses in the development of its business. These factors cast doubt as to the Company’s ability to continue as a going concern, which is dependent upon its ability to obtain the necessary financing to repay liabilities when they come due, and in the long-run is dependent upon achieving profitable operations. Management believes that the Company will be able to obtain additional funds by equity financing; however, there is no assurance of additional funding being available or available on acceptable terms. Realization values may be substantially different from carrying values as shown. These consolidated financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the Company were unable to continue as a going concern.

3. Financial Instruments

The carrying value of cash and cash equivalents, notes receivable, accounts payable, accrued liabilities, promissory note payable, current portion of convertible notes payable and related party payables approximated their fair value as of March 31, 2011 and December 31, 2010 due to their short-term nature. Management believes that the carrying value of the non-current portion of convertible notes payable and notes receivable approximates their fair value.

Cash and cash equivalents consist of demand deposits at a bank.

In the opinion of management, the Company is not exposed to significant interest or credit risks arising from the financial instruments. While the reporting currency is the US Dollar (“USD”), 4% of consolidated expenses for the three-month period ended March 31, 2011 are denominated in the Mexican Peso (“MXN”). As at March 31, 2011, 0% of the assets and 65% of the liabilities are denominated in MXN. The Company has not entered into any hedging transactions to reduce the exposure to currency risk.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
March 31, 2011 and 2010
(Unaudited)

4. Plant and Equipment, net

		Accumulated	March 31,	December
			2011	31, 2010
	Cost	depreciation	Net book value	Net book value
Computer hardware	$40,559	$29,269	$11,290	$12,205
Office equipment	45,720	25,190	20,530	21,610
Leasehold improvements	195,667	152,631	43,036	57,060
	$281,946	$207,090	$74,856	$90,875

5. Equity Investment

Sanhe Sino-Top Resources & Technologies Ltd., China

The Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC”), and the Company hold equity interests of 60% and 40%, respectively, in Sino-Top, whose assets mainly consist of six exploration properties. Erbahuo, the seventh exploration property controlled by Sino-Top, is 70% beneficially owned by the Company and 30% by HIC.

		March 31, 2011
Carrying value of investment at December 31, 2010		$4,832,922
40% share of net loss for the three-month period ended March 31, 2011		(52,261)
Carrying value of investment at March 31, 2011		$4,780,661

Share of loss for the three-month period:
	2011	2010
Exploration expenses	$(30,963)	$(5,300)
General and administrative expenses	(21,298)	(43,389)
Share of loss for the three-month period (at 40%)	$(52,261)	$(48,689)

6. Promissory Note Payable

In 2008, a promissory note was signed with a vendor in the amount of $166,623 with a carried interest rate of 5% per month, unsecured, and no maturity date. During the three-month period ended March 31, 2011 the Company incurred interest of $24,993.

7. Convertible Notes Payable

	Current	Non-current
Balance, December 31, 2010	$170,000	$-
Issued during the three-month period	120,000	2,766,500
Deferred charges	(48,547)	(802,384)
Converted during the three-month period	(120,000)	-
Balance, March 31, 2011	$121,453	$1,964,116

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
March 31, 2011 and 2010
(Unaudited)

7. Convertible Notes Payable, continued

On January 11, 2011, the Company issued a convertible note with a principal amount of $65,000. On March 1, the Company issued a convertible note with a principal amount of $55,000. The notes bear interest of 8% per annum, are unsecured, and are due on October 13 and December 2, 2011, respectively. The notes are convertible into common stock, at the lender’s option, at a discount to the average of the three lowest closing prices of the common stock during the 10 trading day period prior to conversion. The lender has agreed to restrict its ability to convert the notes and receive shares of common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

On February 15, 2011, the Company closed a convertible financing of $2.5 million bearing interest of 5.5% per annum over a four-year period with Tonaquint Inc. The total amount to be funded (in cash and notes) at closing was $2,500,000, with payment consisting of $500,000 in cash paid at closing and $2,000,000 to be paid in a series of ten notes (note 8), each in the principal amount of $200,000, with each due on or before the earlier of (i) 49 months from February 15, 2011, or (ii) subject to certain conditions, a series of dates beginning on September 15, 2011 and following on the 15th of each month thereafter. The Company has the right to offset the payment of any unpaid note receivable subject to certain conditions and obligations. In exchange for the note receivable issued by Tonaquint, the Company issued a convertible note payable to Tonaquint with a face amount of $2,766,000 due February 15, 2015, which represents the $2,500,000 paid or to be paid to the Company by Tonanquint and other fees and expenses. Tonaquint also received a warrant to purchase 8.6 million common shares at an exercise price of $0.50 per share at any time within three years after the date of issuance.

The proceeds of the financing were allocated between the convertible note payable ($1,938,233), the related warrants ($242,090), the related expenses ($343,391), and the beneficial conversion feature ($242,786) based upon their respective fair values in accordance with ASC 470. The difference between the face value of the convertible note payable and the allocated value is being charged to interest expense over the term of the convertible note payable. The fair value of the beneficial conversion feature will be allocated over the term from commitment date to the maturity date of the convertible note payable. Contingent beneficial conversion features will be recognized when the outstanding conditions have been met and will amortized from the date of recognition to the maturity date of the convertible note payable. The fair value of the warrants and the related expenses will be allocated over the term from the commitment date to the maturity date of the convertible note payable.

8. Notes Receivable

Notes receivable consists of ten notes issued by Tonaquint (note 7), each in the principal amount of $200,000 and bearing interest of 5% per annum, with payment to the Company for each due on or before the earlier of (i) 49 months from February 15, 2011, or (ii) subject to certain conditions, a series of dates beginning on September 15, 2011 and following on the 15th of each month thereafter. Each payment would consist of the balance owing on the corresponding note receivable being paid. Three of the notes receivable are secured by real estate property owned by Tonaquint and the remainder are unsecured.

9. Related Party Transactions and Balances

	March 31, 2011	December 31, 2010
Unpaid remuneration	$92,570	$213,040
Advances	-	47,216
	$92,570	$260,256

During the three-month period ended March 31, 2011, the Company incurred $81,000 (March 2010 - $81,000) in management fees paid to a company controlled by a director for services rendered other than in his capacity as director.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
March 31, 2011 and 2010
(Unaudited)

10. Capital Stock

Stock Issuances				Deficit
	Common Stock			Accumulated
	Number		Additional	During the		Accumulated	Total
	of		Paid-in	Exploration		Comprehensive	Stockholders’
	Shares	Amount	Capital	Stage	Treasury	(Loss) Income	Equity
Balance, December 31, 2010	98,728,017	$9,873	$39,641,412	$(36,054,080)	$(209,000)	$21,354	$3,409,559
Shares issued for cash	-	-	-	-	-	-	-
Shares issued for services	165,000	17	19,283	-	-	-	19,300
Shares issued on conversion of notes	1,991,285	199	124,601				124,800
Shares issued for settlement of debt	5,883,896	588	434,085				434,673
Warrants issued for cash	-	-	-	-	-	-	-
Warrants issued for services	-	-	363,610	-	-	-	363,610
Beneficial conversion feature			313,262				313,262
Shares issuance costs	-	-	-	-	-	-	-
Other comprehensive income (loss)	-	-	-	-	-	(24,165)	(24,165)
Net loss, three-month period ended March 31, 2011	-	-	-	(734,697)	-	-	(734,697)
Balance, March 31, 2011	106,768,198	$10,677	$40,896,253	$(36,788,777)	$(209,000)	$(2,811)	$3,906,342

Between January 3 and February 15, 2011 an investor elected to convert two outstanding notes payable totaling $120,000 plus accrued interest of $3,000 and $1,800 respectively. The Company issued a total of 1,991,285 shares in lieu of a cash payment (note 7).

On January 18, 2011, the Company issued 50,000 shares of restricted common stock to a company, pursuant to the signing of a term sheet proposing $2.5 million of convertible debt financing for the Company, for fair value of $5,400 (note 7).

On January 25, 2011, the Company issued 1,410,000 common share purchase warrants to directors and consultants at an exercise price of $0.11 exercisable for a period of three years from the date of issuance.

As an element of the Company’s ongoing financing program on January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provided for settlement of Socius GC II, Ltd.’s (“Socius”) $405,981 claim against the Company. Socius purchased the claims from seven creditors of Silver Dragon. On January 28, 2011, the Company issued 9,000,000 shares of common stock to Socius and Socius subsequently returned 3,116,104 shares for cancellation.

On January 31, 2011, the Company issued 15,000 shares of restricted common stock to an individual for investor relation services provided, for fair value of $1,500.

On February 23, 2011, the Company issued 100,000 shares of restricted common stock to an individual pursuant to an addendum to an agreement signed October 7, 2010, for fair value of $12,400.

On February 15, 2011 the Company issued 8.6 million share purchase warrants to an investor, as part of a financing arrangement (note 7) at an exercise price of $0.50 for a period of three years from the date of issuance.

On February 17, 2011, the Company issued 250,000 share purchase warrants to a company at an exercise price of $0.07 exercisable for a period of one year from the date of issuance.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
March 31, 2011 and 2010
(Unaudited)

10. Capital Stock, continued

Warrants

As at March 31, 2011, 24,024,666 warrants were outstanding, having an exercise price between $0.07 and $5.00 per share with an average remaining contractual life of 2.38 years.

		Weighted
	Number of	average exercise
	warrants	price
Balance, December 31, 2010	15,218,237	$0.55
Issued during the three-month period	10,260,000	0.44
Expired during the three-month period	(1,453,571)	(0.48)
Balance, March 31, 2011	24,024,666	$0.50

As at March 31, 2011, the range of exercise prices of the outstanding warrants were as follows:

			Weighted
	Number of	Average remaining	average exercise
Range of exercise prices	warrants	contractual life	price
$0.07 - $1.00	22,789,666	2.43 years	$0.45
$1.01 - $2.00	1,017,500	1.68 years	$1.26
$2.01 - $5.00	217,500	0.90 years	$2.93

Options

As at March 31, 2011, 700,000 options were outstanding, having an exercise price between $0.10 and $0.95 per share with an average remaining contractual life of 1.23 years.

		Weighted
	Number of	average exercise
	options	price
Balance, December 31, 2010	700,000	$0.70
Balance, March 31, 2011	700,000	$0.70

As at March 31, 2011, the range of exercise prices of the outstanding options were as follows:

			Weighted
		Average remaining	average exercise
Range of exercise prices	Number of options	contractual life	price
$0.10 - $1.00	700,000	1.23 years	$0.70

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
March 31, 2011 and 2010
(Unaudited)

11. Commitments and Contingencies

a) On April 1, 2007, the Company entered into a five year lease agreement for office space with an option to renew for an additional five years. The future minimum commitment under the lease obligations for office premises are as follows:

2011	$54,869
2012	13,717
$68,586

In addition, the Company is required to pay its proportionate share of realty taxes and certain other occupancy costs under the terms of the lease.

b) Under an agreement with HIC, the Company has committed to provide capital contributions to cover expenses proportionate to its equity interest in Sino-Top.

c) In December, 2010, shareholders of the Company received a letter from a shareholder which contained two items. The first was a copy of a legal proceeding filed in China and the second was a letter making certain allegations regarding the Company and its management. The legal proceeding was filed by two shareholders and sought to invalidate the Company’s sale in 2008 of 50% of Sanhe Sino-Top Resources & Technologies, Ltd. The Company believes that the legal proceeding was frivolous and wholly without merit. The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China. The second item was a letter written by a purported “Minority Shareholder Committee,” claiming that it had initiated the proceeding. The letter alleged that the Company and its management had engaged in various improper and illegal activities since 2005. The allegations made in the letter were similar to allegations that had been repeatedly made and published by an individual over the past three years. The Company, on several occasions, through its legal counsel in several countries, had asked that individual to cease and desist. The Company filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, an injunction and other relief. On May 4, 2011, judgment was given in favor of the Company for damages for libel, malicious falsehood, interest and costs, with amounts to be assessed by the court.

d) The Company’s Mexican subsidiary has been subjected to irregularities that it is seeking to redress. Legal proceedings were heard and decided on an ex parte basis, without notice to the Company that resulted in its Mexican subsidiary losing title to its mineral assets. In December 2010, the Company became aware of this situation, and is now taking steps through the courts in Mexico to redress the situation. It has commenced a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities. The court proceedings are continuing in Mexico, with the next hearing scheduled for May 24, 2011.

12. Subsequent Events

On April 20, 2011, the Company issued 125,000 shares of restricted common stock to a law firm for legal services provided in connection with the convertible financing agreement closed on April 21, 2011, for fair value of $20,000.

On April 21, 2011 the Company closed a convertible financing agreement for $3 million over a three-year period with JMJ Financial, a privately-held US investment firm. The total planned funding amount is $3,000,000, with payment consisting of $1,000,000 cash consideration through a convertible promissory note and four $500,000 promissory notes, secured and collateralized by JMJ Financial.

The initial note provides a $1 million consideration in the form of cash payments to be made to Silver Dragon according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met. $250,000 was paid to the Company on April 21, 2011. The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period. The total face amount of the convertible notes issued to JMJ Financial is $3,150,000, which represents $3,000,000 to be paid to the Company and includes other fees and expenses to be paid to JMJ Financial.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
March 31, 2011 and 2010
(Unaudited)

13. Segmented Information

As at March 31, 2011	Canada	Mexico	Total

Equity investment	$4,780,661	$-	$4,780,661
Current liabilities	$536,372	$924,549	$1,460,921
Total assets	$7,331,379	$-	$7,331,379

Three-month period ended March 31, 2011	Canada	Mexico	Total

Revenues	$-	$-	$-
Depreciation	$16,019	$-	$16,019
Loss before income tax	$(706,295)	$(28,402)	$(734,697)

As at December 31, 2010	Canada	Mexico	Total

Equity investment	$4,832,922	$-	$4,832,922
Current liabilities	$1,106,504	$927,680	$2,034,184
Total assets	$5,443,743	$-	$5,443,743

Three-month period ended March 31, 2010	Canada	Mexico	Total

Revenues	$-	$-	$-
Depreciation	$12,442	$9,702	$22,144
Loss before income tax	$(736,647)	$(62,554)	$(799,201)

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, and 2009

(EXPRESSED IN UNITED STATES FUNDS)

CONTENTS

Report of Independent Registered Public Accounting Firm Consolidated Balance Sheets as of December 31, 2010, and 2009	F-13
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2010 and 2009, and Cumulative for the Period from June 15, 1996, (Date of Inception) Through to December 31, 2010	F-15
Consolidated Statements of Stockholders’ Equity, Cumulative for the Period from June 15, 1996, (Date of Inception) Through December 31, 2010	F-16
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, and 2009, and Cumulative for the Period from June 15, 1996, (Date of Inception) Through December 31, 2010	F-19
Notes to the Consolidated Financial Statements	F-20 - F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of
Silver Dragon Resources Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Silver Dragon Resources Inc. and Subsidiary (a Delaware corporation in the exploration stage) as of December 31, 2010 and 2009, and the consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2010, and cumulative from inception (June 15, 1996) through to December 31, 2010, except as explained as follows: we did not audit the cumulative data from June 15, 1996 to December 31, 2004. The cumulative data was audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts in the cumulative data through December 31, 2004, is based solely on the report of other auditors. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silver Dragon Resources Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has experienced operating losses since inception and has no long term contracts related to its business plans. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SF Partnership, LLP
Toronto, Canada	CHARTERED ACCOUNTANTS
March 22, 2011

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Consolidated Balance Sheets

	December 31	December 31
	2010	2009
ASSETS		(restated, note 3)
Current assets
Cash and cash equivalents	$96,563	$137,448
Prepaid expenses	203,258	329,327
Total current assets	299,821	466,775

Deferred expenses (note 6)	220,125	13,125
Plant and equipment, net (note 7)	90,875	370,825
Mineral rights (note 3, 8, and 16)	–	2,488,995
Equity investment (note 9)	4,832,922	4,804,963
	$5,443,743	$8,144,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,127,839	$984,535
Accrued liabilities (note 10)	309,466	767,294
Promissory notes payable (note 11)	166,623	516,623
Convertible notes payable (note 12)	170,000	–
Related party payables (note 13)	260,256	–
	2,034,184	2,268,452

Capital stock (note 14)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.0001 par value, 150,000,000 shares authorized, 98,728,017 shares issued and outstanding (2009 – 91,597,686 issued and outstanding)	9,873	9,160
Additional paid-in capital (note 14)	39,641,412	37,771,329
Treasury (550,000 shares)	(209,000)	(209,000)
Deficit accumulated during the exploration stage	(36,054,080)	(31,735,762)
Accumulated comprehensive income	21,354	40,504
Stockholders’ equity	3,409,559	6,782,981

Total liabilities and stockholders’ equity	$5,443,743	$8,144,683

Commitments and contingencies (note 18)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2010 and 2009, and
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010

			For the period from
			June 15, 1996
	December	December	(date of inception) to
	31, 2010	31, 2009	December 31, 2010
		(restated,	(restated,
		note 3)	note 3)

Revenues	$–	$–	$64,888
Cost of revenues	–	–	74,482

Gross loss	–	–	(9,594)

Operating expenses
Exploration	213,248	62,756	7,174,048
General and administrative	2,245,330	3,319,322	25,686,792
Write-off of Mexican assets (note 3)	2,335,289	906,750	3,242,039
Total operating expenses	4,793,867	4,288,828	36,102,879

Loss from operations	(4,793,867)	(4,288,828)	(36,112,473)

Other (expenses) income
Interest gain (expense) (note 12)	121,139	(99,974)	(473,770)
Gain (loss) on embedded derivative	261,000	144,000	–
Net gain (loss) on equity investment	93,410	(663,441)	(570,032)
Forgiveness of debt	–	38,871	38,871
Gain on sale of interest in subsidiary	–	–	1,816,733
Non-recurring items (note 21)	–	–	(703,675)
Total other income (expenses)	475,549	(580,544)	108,127
Loss before income taxes	$(4,318,318)	$(4,869,372)	$(36,004,346)
Provision for income taxes (note 17)	–	–	–
Net loss from continuing operations, after tax	(4,318,318)	(4,869,372)	(36,004,346)
Minority interest	–	–	253,021
Loss from discontinued operations (net of tax)	–	–	(302,755)

Net loss	(4,318,318)	(4,869,372)	(36,054,080)
Other comprehensive income (loss)
Foreign exchange gain (loss)	(19,150)	(17,742)	21,354

Comprehensive loss	$(4,337,468)	$(4,887,114)	$(36,032,726)

Net loss per common share – basic and diluted	$(0.05)	$(0.06)

Weighted average number of common shares outstanding – basic and diluted	95,157,809	86,988,100

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders’ Equity
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010

	Common Stock			Deficit
				Accumulated			Accumulated
			Additional	During the			Comprehensive	Total
	Number of		Paid-in	Exploration	Stock	Treasury	Income	Stockholders'
	Shares	Amount	Capital	Stage	Subscription	Stock	(Loss)	Equity
		$	$	$	$	$	$	$

Shares issued to founders	388,334	39	1,126	–	–	–	–	1,165
Shares issued	413,333	41	47,564	(1,060)	–	–	–	46,545
Net Loss, 1996	–	–	–	(14,198)	–	–	–	(14,198)
Balance, December 31, 1996	801,667	80	48,690	(15,258)	–	–	–	33,512

Shares issued	116,999	12	88,638	–	–	–	–	88,650
Net Loss, 1997	–	–	–	(142,622)	–	–	–	(142,622)
Balance, December 31, 1997	918,666	92	137,328	(157,880)	–	–	–	(20,460)

Shares issued	69,334	7	57,994	-	–	–	–	58,001
Net loss, 1998	–	–	–	(54,404)	–	–	–	(54,404)
Balance, December 31, 1998	988,000	99	195,322	(212,284)	–	–	–	(16,863)

Shares issued	203,918	20	191,999	–	(4,000)	–	–	188,019
Forgiveness of debt of related party	–	–	23,000	–	–	–	–	23,000
Net loss, 1999	–	–	–	(181,898)	–	–	–	(181,898)
Balance, December 31, 1999	1,191,918	119	410,321	(394,182)	(4,000)	–	–	12,258
						–	–
Shares issued for services	4,950,333	495	695,435	–	(278,539)	–	–	417,391
Shares canceled	(453,100)	(45)	(169,867)	–	157,791	–	–	(12,121)
Forgiveness of debt reclassification	–	–	(23,000)	–	–	–	–	(23,000)
Net loss, 2000	–	–	–	(419,296)	–	–	–	(419,296)
Balance, December 31, 2000	5,689,151	569	912,889	(813,478)	(124,748)	–	–	(24,768)

Shares issued	1,179,415	118	89,784	–	–	–	–	89,902
Cash received for subscription	–	–	–	–	124,748	–	–	124,748
Other adjustment	–	–	–	1	–	–	–	1
Net loss, 2001	–	–	–	(339,546)	–	–	–	(339,546)
Balance, December 31, 2001	6,868,566	687	1,002,673	(1,153,023)	–	–	–	(149,663)

Shares issued	29,859,173	2,986	386,394	-	–	–	–	389,380
Shares canceled	(21,978,215)	(2,198)	7	-	–	–	–	(2,191)
Stock warrants issued	-	-	31,000	-	–	–	–	31,000
Stock warrants exercised	3,255,880	326	-	-	–	–	–	326
Net loss, 2002	-	-	-	(570,874)	–	–	–	(570,874)
Balance, December 31, 2002	18,005,404	1,801	1,420,074	(1,723,897)	–	–	–	(302,022)

Shares issued	4,927,411	493	150,833	-	–	–	–	151,326
Shares returned	(66,300)	(7)	(1,319)	-	–	–	–	(1,326)
Net loss, 2003	-	-	-	(414,601)	–	–	–	(414,601)
Balance, December 31, 2003	22,866,515	2,287	1,569,588	(2,138,498)	–	–	–	(566,623)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders’ Equity
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010 (Cont’d)

	Common Stock			Deficit
				Accumulated			Accumulated
			Additional	During the			Comprehensive	Total
	Number of		Paid-in	Exploration	Stock	Treasury	Income	Stockholders'
	Shares	Amount	Capital	Stage	Subscription	Stock	(Loss)	Equity
		$	$	$	$	$	$	$

Balance, December 31, 2003 (carried forward)	22,866,515	2,287	1,569,588	(2,138,498)	–	–	–	(566,623)
Shares issued	575,000	58	24,942	–	–	–	–	25,000
Short swing profits of shareholder	–	–	50,496	–	–	–	–	50,496
Net loss, 2004	–	–	–	(399,028)	–	–	–	(399,028)
Balance, December 31, 2004	23,441,515	2,345	1,645,026	(2,537,526)	–	–	–	(890,155)

Shares issued	27,879,018	1,572	2,612,433	–	(9,500)	–	–	2,604,505
Shares canceled	(3,500,000)	(350)	(724,650)	–	–	–	–	(725,000)
Net loss, 2005	–	–	–	(584,879)	–	–	–	(584,879)
Balance, December 31, 2005	35,670,533	3,567	3,532,809	(3,122,405)	(9,500)	–	–	404,471

Shares issued	25,790,000	2,579	13,949,985	–	458,500	–	–	14,411,064
Warrants issued	–	–	4,941,036	–	–	–	–	4,941,036
Share issuance costs	–	–	(63,237)	–	–	–	–	(63,237)
Treasury stock	–	–	–	–	–	(392,830)	–	(392,830)
Other comprehensive loss	–	–	–	–	–	–	(1,562)	(1,562)
Net loss, 2006	–	–	–	(8,692,208)	–	–	–	(8,692,208)
Balance, December 31, 2006	61,460,533	6,146	22,360,593	(11,814,613)	449,000	(392,830)	(1,562)	10,606,734

Shares issued	8,362,000	836	7,114,194	–	(334,000)	–	–	6,781,030
Treasury stock	(276,545)	(27)	(392,803)	–	–	392,830	–	–
Warrants issued	–	–	2,717,020	–	–	–	–	2,717,020
Options issued	–	–	459,959	–	–	–	–	459,959
Share issuance costs	–	–	(75,000)	–	–	–	–	(75,000)
Other comprehensive loss	–	–	–	–	–	–	(18,141)	(18,141)
Net loss, 2007 (restated)	–	–	–	(10,665,000)	–	–	–	(10,665,000)
Balance, December 31, 2007 (restated)	69,545,988	6,955	32,183,963	(22,479,613)	115,000	–	(19,703)	9,806,602

Shares issued for cash	8,349,167	835	1,141,023	–	–	–	–	1,141,858
Shares issued for settlement	2,833,333	283	398,050	–	(165,000)	–	–	233,333
Shares issued for services	1,450,000	145	156,855	–	–	–	–	157,000
Shares issued for compensation	875,000	87	135,663	–	–	–	–	135,750
Shares issued for settlement of due to related parties	1,200,000	120	107,880	–	–	–	–	108,000
Shares issued for cash pursuant to exercise of warrants	500,000	50	74,950	–	–	–	–	75,000
Warrants issued for cash	–	–	260,642	–	–	–	–	260,642
Warrants issued for settlement of due to related parties	–	–	192,000	–	–	–	–	192,000

(2008 continued on next page)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders’ Equity
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010 (Cont’d)

	Common Stock			Deficit
				Accumulated
			Additional	During the			Accumulated	Total
	Number of		Paid-in	Exploration	Stock	Treasury	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Subscription	Stock	Income (Loss)	Equity
		$	$	$	$	$	$	$

Balance, (carried forward)	15,207,500	1520	2,467,063	(22,479,613	(165,000)	–	–	12,110,185
Warrants issued for services	–	–	44,600	–	–	–	–	44,600
Options issued for services	–	–	82,200	–	–	–	–	82,200
Share issuance costs	–	–	(6,562)	–	–	–	–	(6,562)
Shares to be returned	–	–	–	–	(67,500)	–	–	(67,500)
Other comprehensive loss	–	–	–	–	–	–	77,949	77,949
Net loss, 2008 (restated, note 3)	–	–	–	(3,969,299)	–	–	–	(3,969,299)
Prior period adjustment	–	–	–	(417,477)	–	–	–	(417,477)

Balance, December 31, 2008 (restated)	84,753,488	8,475	34,771,264	(26,866,389)	(117,500)	–	58,246	7,854,096
Shares issued for cash	4,729,198	473	489,232	–	–	–	–	489,705
Shares issued for services	2,490,000	249	347,909	–	–	–	–	348,158
Shares issued for compensation	175,000	18	14,857	–	–	–	–	14,875
Shares issued for property	550,000	55	208,945	–	(209,000)	–	–	–
Warrants issued for cash	–	–	728,771	–	–	–	–	728,771
Warrants issued for services	–	–	1,442,484	–	–	–	–	1,442,484
Options issued for services	–	–	24,134	–	–	–	–	24,134
Share issuance costs	–	–	(54,877)	–	–	–	–	(54,877)
Shares returned	(1,100,000)	(110)	(201,390)	–	117,500	–	–	(84,000)
Accumulated comprehensive loss	–	–	–	–	–	–	(17,742)	(17,742)
Net loss, 2009 (restated, note 3)	–	–	–	(4,869,372)	–	–	–	(4,869,372)

Balance December 31, 2009 (restated)	91,597,686	9,160	37,771,329	(31,735,762)	(209,000)	–	40,504	5,876,231
Shares issued for cash	4,038,237	404	468,298	–	–	–	–	468,702
Shares issued for services	3,092,094	309	790,076	–	–	–	–	790,385
Warrants issued for cash	–	–	264,298	–	–	–	–	264,298
Warrants issued for services	–	–	274,067	–	–	–	–	274,067
Share issuance costs	–	–	(26,497)	–	–	–	–	(26,497)
Beneficial conversion feature	–	–	99,841	–	–	–	–	99,841
Accumulated comprehensive loss	–	–	–	–	–	–	(19,150)	(19,150)
Net loss, 2010	–	–	–	(4,318,318)	–	–	–	(4,318,318)

Balance December 31, 2010	98,728,017	9,873	39,641,412	(36,054,080)	(209,000)	–	21,354	3,409,559

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the years ended December 31, 2010 and 2009, and
cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010

			For the period
			from June 15,
			1996 (date of
	2010	2009	inception)
		(restated,	through
			December 31,
		note 3)	2010
Cash flows from operating activities
Net loss from continuing operations	$(4,318,318)	$(4,869,372)	$(36,054,080)
Net loss from discontinued operations	-	-	302,755
Net loss	(4,318,318)	(4,869,372)	(35,751,325)
Adjustments for:
Depreciation	92,687	99,248	524,840
Net (gain)/loss from equity investment	(93,410)	663,441	667,730
Gain on recognition of embedded derivative	(261,000)	(144,000)	-
Shares issued for services	790,385	279,033	8,473,121
Warrants and options issued for services	274,067	1,466,615	3,608,212
Beneficial conversion feature	99,841	-	99,841
Write-down of mineral rights	2,504,559	906,750	3,411,309
Write-down of assets	197,810	-	240,063
Other	-	-	(1,630,814)
Changes in non-cash working capital:
Deferred expenses	(80,931)	362,668	158,706
Accounts payable	143,304	(273,822)	2,330,339
Accrued liabilities	(196,828)	(57,691)	278,631
Other			665,601
Net cash used in operating activities	$(847,834)	$(1,451,748)	$(17,273,746)

Cash flows from investing activities
Investments in mineral rights	$(15,564)	$-	$(1,920,441)
Additional contribution to Sino-Top	65,451	(893,398)	(3,446,189)
Acquisition of plant and equipment	-	-	(981,486)
Other	-	-	4,364,090
Net cash provided by (used in) investing activities	49,887	(893,398)	(4,838,592)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	733,000	1,218,476	17,897,492
Share issuance costs	(26,497)	(54,877)	(197,936)
Related party loans payable	260,256	10,000	1,192,922
Repayments of related party advances	-	(34,497)	(462,557)
Minority interest	-	-	253,021
Promissory note payable	-	166,623	516,623
Write-down of promissory note payable	(350,000)	-	(350,000)
Payment of notes payable	-	-	3,581
Proceeds from issuance of convertible notes payable	170,000	-	148,493
Other	-	-	(63,190)
Net cash provided by (used in) financing activities	786,759	1,305,725	19,288,449

Effect of change in foreign exchange	(29,697)	(30,358)	65,886
Change in cash and cash equivalents	(40,885)	(1,069,779)	96,563
Cash and cash equivalents - beginning of period	137,448	1,207,227	-
Cash and cash equivalents - end of period	$96,563	$137,448	$96,563

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

1.  Nature of Business and Basis of Presentation

Silver Dragon Resources Inc. was incorporated on May 9, 1996 in the State of Delaware and its executive office is in Toronto, Canada. It carries out operations through a subsidiary and affiliate in Mexico and China. Silver Dragon Resources Inc. and its subsidiary and affiliates (collectively referred to as “Silver Dragon” or the “Company”) are in the exploration stage as defined by Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 915 “Accounting and Reporting For Development Stage Entities.”

The Company’s strategy is to acquire and develop a portfolio of silver properties in proven silver districts globally. To date, the Company has generated no sales and has devoted its efforts primarily to financing, by issuing common shares, and to exploring its properties. The accompanying consolidated financial statements of the Company have been prepared following generally accepted accounting principles in the United States (“U.S. GAAP”), which are expressed in United States funds.

2.  Going Concern and Exploration Stage Activities

These consolidated financial statements have been prepared in accordance with U.S. GAAP applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months.

At December 31, 2010, the Company had a working capital deficiency of $1,734,363, had not yet achieved profitable operations, incurred a net loss of $4,318,318 for the year ended December 31, 2010 (2009 – $4,869,372), has accumulated losses of $36,054,080 since its inception, and expects to incur further losses in the development of its business. These factors, in addition to the write-off of the Company’s Mexican assets, cast doubt as to the Company’s ability to continue as a going concern, which is dependent upon its ability to obtain the necessary financing to repay liabilities when they come due, and in the long-run is dependent upon achieving profitable operations. Management believes that the Company will be able to obtain additional funds by equity financing; however, there is no assurance of additional funding being available or available on acceptable terms.

Realization values may be substantially different from carrying values as shown. These consolidated financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the Company were unable to continue as a going concern.

3. Write-off of Mexican assets and prior period adjustment

As described more fully below, the Company has written off the book value of its mineral rights in Mexico, as well as related liabilities, due to adverse court judgments in Mexico. The net amount written off in 2010 is $2,335,289 (see note (b) below). In addition, 2009 results were restated which had the effect of increasing the deficit accumulated during the exploration stage by $1,424,201, and increasing the net loss in 2009 by $1,006,724, for an increase in the net loss per share in 2009 by $0.01 (see below). The 2008 results were also restated which had the effect of increasing the net loss in 2008 by 417,447.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

3. Write-off of Mexican assets and prior period adjustment (cont’d)

Prior period figures have been restated as follows:

Consolidated Balance Sheet
	2009
	As previously		2009
	reported	Adjustment	As restated	Notes

Mineral rights	$3,045,745	$(556,750)	$2,488,995	a

Current liabilities
Accounts payable	$1,095,243	$(110,708)	$984,535	b
Accrued liabilities	$305,758	$461,536	$767,294	a, b
Promissory notes payable	$–	$516,623	$516,623	a, b

Deficit accumulated during the exploration stage	$(30,311,561)	$(1,424,201)	$(31,735,762)	a, b

Consolidated Statement of Operations and Comprehensive Loss

	2009
	As previously		2009	Cumulative
	reported	Adjustment	As restated	As restated	Notes

Write-off of Mexican assets	$–	$(906,750)	$(906,750)	$(906,750)	a

Other (expenses) income
Interest expense	$–	$(99,974)	$(99,974)	$(594,909)	b

Net loss	$(3,862,649)	$(1,006,723)	$(4,869,372)	$(31,735,762)	a, b

Net loss per common share – Basic and diluted	$(0.04)	$(0.02)	$(0.06)

Consolidated Statement of Cash Flow

	2009
	As previously		2009	Cumulative
	reported	Adjustment	As restated	As restated	Notes

Cash flows from operating activities
Net loss from continuing
operations	$(3,862,649)	$(1,006,723)	$(4,869,372)	$(31,735,762)	b
Promissory note payable	$–	$166,623	$166,623	$516,623	b
Changes in non-cash working capital
Accounts payable	$(107,199)	$(166,623)	$(273,822)	$2,187,035	b
Accrued liabilities	$(42,283)	$99,974	$57,691	$475,459	a, b
Cash flows from investing activities
Write-down of mineral rights	$–	$906,750	$906,750	$906,750	a

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

3.  Write-off of Mexican assets and prior period adjustment (cont’d)

a)	Seizure of 15 mining concessions in Mexico: write-off of Mexican assets and restatement

On March 2, 2006, Silver Dragon Mexico acquired 15 mining concessions from four individuals by entering into various assignment agreements.

In December 2010 the Silver Dragon Resources Inc. became aware of various matters that transpired between 2006 and 2010, that resulted in its concessions being seized without notice to the Company.

In Durango, Mexico, on August 18, 2006 a former representative of Silver Dragon Mining de Mexico, S.A. de C.V. (“Silver Dragon Mexico” or “SDM”) signed a promissory note for a principal amount of $350,000 for a vendor, from whom the Company had purchased 10 of the 15 aforementioned mining concessions, due March 5, 2008. The actions of the Company’s former legal representative were not authorized by the Silver Dragon Resources Inc. and he did not advise the Company about signing the promissory note, nor its terms. There was no valid commercial reason for the promissory note to have been signed, but it nonetheless became an obligation of Silver Dragon Mexico.

On April 21, 2008 the vendor filed a lawsuit in Mexico against Silver Dragon Mexico claiming payment of $350,000 and as ordinary interest at an annual rate of 10%, interest on past due and unpaid principal at an interest rate of 5% per month, as well as legal expenses. On October 10, 2008, Silver Dragon Mexico’s former legal representative was officially notified of the lawsuit through the former legal representative, but the representative did not advise Silver Dragon Mexico nor the Company. The vendor then seized the ten mining concessions that the Company had originally purchased from the vendor in 2006.

During this time, the Company had no knowledge of what had transpired. On November 28, 2008, the former legal representative appeared before the court on behalf of Silver Dragon Mexico to receive notifications, but did not advise the Company. Since Silver Dragon Mexico never appeared before the court to reply to the lawsuit, Silver Dragon Mexico was declared in default and lost its opportunity to offer evidence in its favor.

On January 8, 2009, the court passed final sentence ordering Silver Dragon Mexico to pay to the vendor the principal amount plus interest and legal costs. On January 16, 2009 the Company’s former legal representative was formally notified of the sentence, but did not advise the Company. Since Silver Dragon Mexico never appealed the final sentence, on February 10, 2009 the Court declared the sentence as final and irrevocable.

On March 30, 2009 the former legal representative of Silver Dragon Mexico, appeared again before the court to appoint an expert to appraise the mining concessions to be sold on a public auction. The appraisal of that expert was similar to the vendor’s appraisal. On May 29, 2009 by public auction the mining concessions were granted to the vendor as payment of the owed principal amount and its corresponding interest, on June 25, 2009 the Court approved the auction.

On August 19, 2009, the vendor filed a motion before the court to request a further seizure of the assets of Silver Dragon Mexico to guarantee the remaining amount, which the court granted on October 2, 2009. On June 16, 2010 the vendor filed a motion before the court to request a further seizure of the assets of Silver Dragon Mexico to guarantee the payment of ordinary interest at a rate of 10% which at that date represented an amount of $45,739, interest on past due and unpaid principal at an interest rate of 5% per month, plus legal expenses of $100,000. On November 5, 2010 this petition of the vendor was granted by the court, and the Company’s remaining Mexican five concessions were seized.

Throughout this whole process the former legal representative never advised Silver Dragon Mexico or the Company of the existence of the promissory note nor the subsequent court actions.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

3. Write-off of Mexican assets and prior period adjustment (cont’d)

He also accepted court service numerous times on behalf of Silver Dragon Mexico as mentioned earlier to enforce payment of the note, but similarly did not advise Silver Dragon Mexico of this. In summary, from the Company’s perspective, the legal proceedings were heard and decided on an ex parte basis, without notice to the Company, nor allowing proper defense and representation of Silver Dragon Mining Mexico.

In December 2010, the Company became aware of this situation. The Company’s counsel in Mexico has filed a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities in the foreclosure proceedings, for the purposes of re-opening the case. On January 17, 2011, Silver Dragon Mexico provided certain evidence in connection with the claims to the court, which is currently reviewing the documentation. The Company expects the court to schedule a hearing within two months.

The Company has restated prior year results to reflect the original promissory note of $350,000 and the interest on the promissory note of $319,906 from prior years. However, since the Company has lost title to the 15 concessions in Mexico, pursuant to court judgments, management has decided to write-off the book value of these concessions of $3,411,309, of which $906,750 was written off in the restated December 31, 2009 financial statements. In 2010, the Company also wrote-off the promissory note and interest due on the promissory note as all obligations were fulfilled as part of the court order to repossess title to the 15 concessions.

b)	Promissory note: restatement

In late 2010 the Company became aware of another situation involving the same former legal representative. In November 2010, the Company and Silver Dragon Mexico approached certain suppliers in order to arrange payment of the Company’s outstanding accounts payable. Agreements were reached in most cases. One of Silver Dragon Mexico’s creditors did not respond to the request, however, an individual purporting to represent that creditor subsequently emailed the Company in December 2010 requesting payment for an amount that was more than triple the amount of the debt and asserted that it was pursuant to a promissory note signed by Silver Dragon Mexico and a court decision related to the promissory note in Mexico. On January 17, 2011 the Company received a copy of the promissory note. It was dated April 24, 2008 and was for a principal amount of $166,623 and carried interest at a rate of 5% per month. It was signed by the same former legal representative of Silver Dragon Mexico. His actions were not authorized by the Company, and he did not advise the Company about the promissory note, or the subsequent court actions.

He also accepted court service several times on behalf of Silver Dragon Mexico to enforce payment of the note, but similarly did not advise Silver Dragon Mexico or the Company of this. There was no valid commercial reason for the promissory note to have been signed, but it nonetheless became an obligation of Silver Dragon Mexico.

The Company is in the process of investigating this matter and has determined that in April 2010 the creditor had obtained a judgment from a court in Chihuahua, Mexico, in its favor, for payments under the promissory note that the creditor asserts aggregates $408,226 with interest, as well as a further 10% for its legal fees. The Company has restated results from prior years to reflect the original promissory note of $166,623 and the interest on the promissory note of $99,974 and $141,630 in 2009 and 2008, respectively.

4. Summary of Significant Accounting Policies

a)   Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Silver Dragon Mining De Mexico S.A. de C.V (a Mexico corporation) All significant inter-company balances and transactions have been eliminated on consolidation. The Company’s ownership of 40% of Sanhe Sino-Top Resources & Technology, Ltd. (a China corporation) (“Sino-Top”) is recorded on the equity basis.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

4. Summary of Significant Accounting Policies (cont’d)

b)   Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Significant areas requiring the use of estimates relate to the estimated useful lives of plant and equipment, valuation of mineral rights, and stock-based compensation. Actual results could differ from these estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become available.

c)   Cash and cash equivalents

Cash and cash equivalents consist of deposits held in financial institutions and liquid investments with original maturities of three months or less at the time of purchase.

d)   Financial instruments

The Company classifies all financial instruments as held-for-trading or other financial liabilities. Financial liabilities are measured at amortized cost. Instruments classified as held for trading are measured at fair value with unrealized gains and losses recognized in the statement of operations. Debt transaction costs are allocated to the related debt and amortized over the life of the loan using the effective interest method. Equity transaction costs are recorded in equity.

The Company has designated its cash and cash equivalents as held for trading, which is measured at fair value. Accounts payable, accrued liabilities, convertible notes payable and related party payables are classified as other liabilities, which are measured at amortized cost.

e)   Mineral rights

The Company records its interest in mineral rights at cost. Accordingly, costs associated with the acquisition and development of mineral reserves are capitalized. Exploration costs are expensed as incurred.

Capitalized costs of mineral properties are amortized using the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major exploration and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that a property is impaired, the capitalized cost of that property will be charged to expense at that time. The Company presently has no proven reserves. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying values can be recovered. If the carrying values exceed estimated recoverable values, then the costs are written-down to fair values with the write-down expensed in the period. The Company evaluates the carrying amounts of its mineral rights when events or changes in circumstances indicate that the carrying amount may not be recoverable.

f)   Equity investment

The Company exercises significant influence but does not exercise control over its equity investment, Sino-Top. It is accounted for using the equity method of accounting and is initially recognized at cost. The Company’s share of the entity’s profits or losses is recognized in the statement of operations, and cumulative post-acquisition changes in the investment are adjusted against the carrying amount of the investment. Were the Company’s share of losses on its investment to equal or exceed the carrying amount of the investment, the Company would then only recognize further losses if it incurred obligations or made payments on behalf of the equity investment.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

4. Summary of Significant Accounting Policies (cont’d)

g)   Income taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recorded for differences between the consolidated financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period, increased or decreased by the change in deferred tax assets and liabilities during the period.

h)   Revenue recognition

The Company has not earned revenues from its planned principal operations. Revenues incidental to the planned principal operations will be recognized as follows: Revenues from the provision of mine exploration services are recognized when the services are performed and collection is reasonably assured. Revenues from the sale of silver and other byproducts are recognized when title and risk of ownership of metal and metal bearing concentrates passes to the buyer and collection is reasonably assured.

i)   Plant and equipment

Plant and equipment are stated at cost. Equipment awaiting installation on site is not depreciated until it is commissioned. Depreciation is based on the estimated useful life of the asset and depreciated annually as follows:

Category	Rate	Method
Computer hardware	30%	Declining balance
Computer software	30%	Declining balance
Vehicles	20%	Declining balance
Office equipment	20%	Declining balance
Mine equipment	20%	Declining balance
Leasehold improvements	5 years	Straight line

j)   Loss per share

Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus potentially dilutive securities outstanding for each year. The computation of diluted earnings (loss) per share has not been presented as its effect would be anti-dilutive.

k)   Stock-based compensation

From time to time the Company grants warrants to management, directors, employees and consultants. The Company recognizes compensation expense for this plan at fair value. Under this method, the fair value of each warrant is estimated on the date of the grant and amortized over the vesting period, with the resulting amortization credited to contributed surplus. The fair value of each grant is determined using the Black-Scholes option-pricing model. Consideration paid upon the exercise of stock options is recorded as share capital.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

4. Summary of Significant Accounting Policies (cont’d)

l)   Asset retirement obligations

The Company recognizes liabilities for statutory, contractual or legal obligations associated with the reclamation of mineral properties. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred and the corresponding asset retirement cost is added to the carrying amount of the related asset. The cost is amortized over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation. As at December 31, 2010, the Company had not incurred any asset retirement obligations related to the exploration of its mineral properties.

m)   Impairment of long lived assets

In accordance with ASC 360, "Property, Plant and Equipment", long lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the carrying amounts are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.

n)   Comprehensive Loss

The Company accounts for comprehensive loss in accordance with ASC 220, “Comprehensive Income,” which establishes standards for reporting and presentation of comprehensive loss and its components. Comprehensive loss is presented in the statements of stockholders' equity, and consists of net loss and foreign currency translation adjustments.

o)   Foreign currency translation

The Company accounts for foreign currency translation pursuant to ASC 830, "Foreign Currency Matters". The Company's functional currency is United States dollars. For operations in Mexico, the local currency is the functional currency. All assets and liabilities denominated in Mexican Pesos are translated into United States dollars using the current exchange rate. Revenues and expenses are translated using average exchange rates during the year. Foreign exchange gains or losses are included in other comprehensive income for the period. The functional currency of the equity investment in China is United States dollars. Net income or loss recorded on the equity basis is translated using average exchange rates during the year.

5.  Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-6”). The standard amends ASC Topic 820, “Fair Value Measurements and Disclosures” to require additional disclosures related to transfers between levels in the hierarchy of fair value measurements. ASU 2010-6 is effective for interim and annual fiscal years beginning after December 15, 2009. The standard does not change how fair values are measured, accordingly the standard will not have an impact on the Company.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855); Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-9”). The standard amends Subtopic 855-10, “Subsequent Events” to remove the requirement for a SEC filer to disclose the date through which subsequent events have been evaluated. ASU 2010-9 is effective upon issuance of the final update. The Company does not expect the adoption of ASU 2010-09 to have a material impact on its consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

5.  Recent Accounting Pronouncements (cont’d)

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU 2010-20”). The standard amends ASC Topic 310, “Receivables” to enhance disclosures about the credit quality of financing receivables and the allowance for credit losses by requiring an entity to provide a greater level of disaggregated information and to disclose credit quality indicators, past due information, and modifications of its financing receivables. ASU 2010-20 is effective for interim and annual fiscal years beginning after December 15, 2010 for public entities. The Company does not expect the adoption of ASU 2010-20 to have a material impact on its consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Except for the ASUs listed above, those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

6.  Deferred Expenses

During the year ended December 31, 2010, $220,125 of the fair value of shares issued for services, pursuant to consulting agreements greater than a year, remained to be amortized over the remaining period of those agreements.

7.  Plant and Equipment, net

		Accumulated	2010	2009
	Cost	depreciation	Net book value	Net book value

Computer hardware	$40,559	$28,354	$12,205	$21,271
Computer software	–	–	–	45,122
Vehicles	–	–	–	10,103
Office equipment	45,720	24,110	21,610	33,845
Mine equipment	–	–	–	160,050
Leasehold improvements	195,667	138,607	57,060	100,434
	$281,946	$191,071	$90,875	$370,825

In 2010, the Company wrote off the net book value of its Mexican assets in the amount of $152,687.

8.   Mineral Rights

Cerro Las
Minitas
Mexico

Balance, December 31, 2008	$3,045,745
Additions during 2009	–
Prior period adjustment (note 3)	350,000
Write-off during 2009 (note 3)	(906,750)
Balance, December 31, 2009	2,488,995
Additions during 2010	15,564
Write-off during 2010 (note 3)	(2,504,559)
Balance, December 31, 2010	$–

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

8.  Mineral Rights (cont’d)

Cerros Las Minitas, Mexico

The Cerros Las Minitas property is located 70 kilometers northeast of the City of Durango, capital of the state of Durango, and 6 kilometers northwest of the town of Guadalupe Victoria, in the municipality of Guadalupe Victoria, Durango. The claims are located in the Minitas Mining District in the Mining Region of Guadalupe Victoria. The property consists of 16 mining concessions encompassing 1,423 hectares (3,516 acres).

On August 12, 2010, Silver Dragon Mexico entered into an agreement with Ema Violante wherein Ms. Violante sold to Silver Dragon Mexico five hectares of land for $15,564 in Guadalupe Victoria, Mexico to be used to build a tailings pond.

The Company decided to write-off its Mexican assets as set out in notes 3 and 16.

9.  Equity Investment

On December 12, 2008, the Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC”), acquired 50%, in addition to its previous 10%, of the Company’s equity interest in Sanhe Sino-Top Resources & Technologies Ltd., not including the Erbahuo property, from the Company in exchange for Chinese Yuan 30 million (approximately $4.4 million). HIC and the Company hold equity interest of 60% and 40%, respectively, in Sino-Top, whose assets mainly consist of six exploration properties. With respect to Erbahuo, the seventh exploration property controlled by Sino-Top, it will be 70% beneficially owned by the Company and 30% by HIC. The proceeds have been used to further develop the Company’s properties in China and Mexico.

	2010	2009

Equity investment, beginning of year	$4,804,963	$4,575,006
Additional investment and advances	81,049	893,398
Return of funds advanced	(146,500)	–
Share of income (loss) for the year	93,410	(663,441)
Equity investment, end of year	$4,832,922	$4,804,963

Share of income (loss) for the year:
Exploration expenses	$(1,351,294)	$(510,404)
General and administrative expenses	(197,171)	(153,037)
Gain on disposal of properties	1,684,096	–
Income taxes	(42,102)	–
Share of income (loss) for the year (at 40%)	$93,410	$(663,441)

10.   Accrued Liabilities

During 2006, the Company purchased a 100% interest in 10 mining concessions in Mexico for $800,000 and the issuance of 450,000 restricted common shares of the Company. The agreement stipulated that the 450,000 common shares issued have an aggregate minimum value of $450,000, which obligates the Company to compensate for any shortfall in the share price on disposition. Accordingly, an embedded derivative of $ nil (2009 -- $261,000) was recognized in accrued liabilities. The embedded derivative was written off in 2010 as the Company was no longer obligated to compensate for a shortfall, as per the loss of title to the Mexican mining concessions (see note 3).

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

11.  Promissory Note Payable

In 2008, a promissory note was signed with a vendor in the amount of $166,623 with a carried interest rate of 5% per month, unsecured, and no maturity date. The Company became aware of the promissory note in 2010 and has since restated previously reported figures (see note 3). During the year ended December 31, 2010 the Company incurred interest of $93,517 (2009 - $99,974).

12.  Convertible Notes Payable

During the year ended December 31, 2010, the Company issued three convertible notes with principal amounts aggregating $170,000. The notes bear interest of 8% per annum, are unsecured, and are due on March 21, April 22, and August 11, 2011, respectively. The notes are convertible into common stock, at the lender’s option, at a discount to the average of the three lowest closing prices of the common stock during the 10 trading day period prior to conversion. The lender has agreed to restrict its ability to convert the notes and receive shares of common stock, such that the number of shares of common stock held by them and their affiliates in the aggregate, after such conversion or exercise, does not exceed 4.99% of the then issued and outstanding shares of common stock. The Company recorded an expense of $99,841 as the value of the beneficial conversion feature of the convertible notes payable.

13.  Related Party Transactions and Balances

	2010	2009

Remuneration payable	$213,040	$–
Advances	47,216	–
	$260,256	$–

During the year ended December 31, 2010, the Company incurred $288,000 (2009 – $288,000) in management fees, paid to a company controlled by a director, for Chief Executive Officer services rendered.

Amounts due to related parties (Chief Executive Officer and Vice President, China) are unsecured, non-interest bearing and payable on demand.

14.  Capital Stock

On January 20, 2009, the Company issued 600,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated January 20, 2009, for fair value of $57,000.

On January 21, 2009, the Company issued 650,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated January 15, 2009, for fair value of $61,750.

On January 23, 2009, the Company cancelled 250,000 shares of the Company’s restricted common stock, which were initially issued on August 17, 2007 and requested to be returned and cancelled due to non-performance of contract terms.

On February 4, 2009, the Company issued 100,000 shares of the Company’s restricted common stock to an employee of the Company, in relation to the facilitation of the mill purchase, for fair value of $10,000.

On February 6, 2009, the Company issued 300,000 options, to an individual, to purchase shares of the Company’s restricted common stock at an exercise price of $0.10, exercisable for a period of three years from contract date. The options were issued pursuant to a management consulting agreement dated February 6, 2009, for fair value of $21,559.

On February 12, 2009, the Company issued 40,000 shares of the Company’s restricted common stock to an individual, in relation to investor relations services provided, for fair value of $3,608.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

14.  Capital Stock (cont’d)

On May 1, 2009, the Company issued 175,000 of the Company's restricted common stock to an individual, pursuant to a one-year accounting services contract for fair value of $14,875.

On May 15, 2009, the Company cancelled 50,000 shares of the Company’s restricted common stock, which were initially issued on April 2, 2007, and subsequently returned and cancelled due to non-payment of $50,000.

On June 18, 2009, the Company issued 500,000 of the Company’s restricted common stock to an individual in lieu of payment owed relating to services provided in a prior year, for fair value of $55,000.

On June 22, 2009, an individual forfeited warrants originally exercisable at any time during a five year period from March 1, 2007, to purchase 100,000 shares of restricted common stock at $2.50 per share and 100,000 shares of restricted common stock at $3.00 per share. New warrants were issued to the individual pursuant to an extension to their respective service contract, originally signed March 1, 2007. The new warrants were issued to purchase 100,000 shares of restricted common stock at $0.12 per share and 100,000 shares at $0.24 per share expiring on March 1, 2012.

On July 16, 2009, the Company closed a private placement totaling 200,000 units at $0.10 per unit for gross proceeds of $20,000. Each unit consists of one common share and one $0.25 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On September 25, 2009, the Company issued 600,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated September 25, 2009, for fair value of $160,800.

On September 30, 2009, the Company closed a private placement totaling 250,000 units at $0.20 per unit for gross proceeds of $50,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement. In October 2009, the Company closed private placements totaling 400,000 units at $0.20 per unit for gross proceeds of $80,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a two year period from the date of the closing of the respective private placements.

On October 13, 2009, the Company issued warrants, to a board member, to purchase 250,000 shares of the Company’s restricted common stock at an exercise price of $0.25, exercisable for a period of two years from the date of issuance, for fair value of $38,475.

On October 14, 2009, the Company issued warrants, to an individual, to purchase 30,000 shares of the Company’s restricted common stock at an exercise price of $0.25, exercisable for a period of two years from contract date. The warrants were issued pursuant to a management consulting agreement dated October 14, 2009, for fair value of 4,500.

On November 1, 2009, the Company issued warrants, to two Strategic Advisory Board members and a consulting group, to purchase 5,100,000 shares of the Company’s restricted common stock for a period of five years from the date of issuance. The warrants allow for 600,000 shares to be purchased at an exercise price of $0.25 and 4,500,000 shares to be purchased at an exercise price of $0.50. The warrants were issued pursuant to two appointments to the Strategic Advisory Board of the Company on October 13, 2009, for fair value of $1,215,000.

On November 3, 2009, the Company closed a private placement totaling 40,000 units at $0.25 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On November 16, 2009, the Company issued 550,000 shares of the Company’s restricted common stock to an individual, pursuant to an agreement to purchase further mining concessions. As at December 31, 2010, the agreement had not been finalized and the Company continues to hold possession of the shares until final terms of the agreement have been reached.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

14.  Capital Stock (cont’d)

Between November and December 2009, the Company closed private placements totaling 3,728,484 units at $0.28 per unit for gross proceeds of $1,043,976. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the respective private placements.

On December 21, 2009, an individual exercised 100,000 options to purchase shares of the Company’s restricted common stock at a per share price of $0.115 for gross proceeds of $11,500.

On December 21, 2009, the Company issued warrants, to two individuals, to purchase 2,500 shares of the Company’s restricted common stock at an exercise price of $0.50, exercisable for a period of one year from the date of issuance, for fair value of $430.

On December 31, 2009, the Company cancelled 800,000 restricted shares of the Company’s stock that were initially issued on November 14, 2008, due to non-performance of contract terms.

On January 22, 2010, the Company issued warrants, to an organization, to purchase 200,000 shares of the Company’s restricted common stock at an exercise price of $0.50, exercisable for a period of three years from the contract date. The warrants were issued pursuant to a consulting agreement dated January 22, 2010, for fair value of $39,380.

On January 25, 2010, the Company issued 200,000 shares of the Company’s restricted common stock to a company, pursuant to a consulting agreement dated January 25, 2010, for fair value of $63,200.

On February 1, 2010, the Company issued 25,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated February 1, 2010, for fair value of $7,500. The Company also issued warrants to purchase 150,000 shares of the Company’s restricted common stock at an exercise price of $0.30, exercisable for a period of one year from the contract date, for fair value of 20,355.

On February 1, 2010, an individual exercised 100,000 options to purchase shares of the Company’s restricted common stock at a per share price of $0.10 for gross proceeds of $10,000.

On February 3, 2010, the Company closed a private placement totaling 803,571 units at $0.28 per unit for gross proceeds of $225,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On March 1, 2010, the Company issued 25,000 shares of the Company’s restricted common stock to a company, pursuant to the investor relations agreement dated February 1, 2010 for fair value of $7,500.

On March 13, 2010 the Company settled the outstanding debt of $100,000 with Minera Real Victoria through the issuance of 360,000 shares of the Company’s restricted common stock.

On March 24, 2010, the Company closed a private placement totaling 500,000 units at $0.20 per unit for gross proceeds of $100,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On April 1, 2010, the Company issued 25,000 shares of the Company’s restricted common stock to a company, pursuant to the investor relations agreement dated February 1, 2010 for fair value of $7,000.

On April 12, 2010, the Company made an addendum to a consulting agreement dated January 22, 2010 and issued additional warrants, to an organization, to purchase 180,000 shares of the Company’s restricted common stock at an exercise price of $0.50, exercisable for a period of one year from the date of issuance, for fair value of 21,834.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

14.  Capital Stock (cont’d)

On April 15, 2010, the Company issued warrants to purchase 50,000 shares of the Company’s restricted common stock at an exercise price of $0.50, exercisable for a period of two years from the date of issuance to an operations manager of the Company in China, for fair value of $9,095.

On April 15, 2010, the Company issued warrants to purchase 50,000 shares of the Company’s restricted common stock at an exercise price of $0.50, exercisable for a period of two years from the date of issuance to a geologist in China, for fair value of 9,095.

On May 1, 2010, the Company issued 25,000 shares of the Company’s restricted common stock to a company, pursuant to the investor relations agreement dated February 1, 2010 for fair value of $8,000.

On May 14, 2010, the Company closed a private placement totaling 300,000 units at $0.28 per unit for gross proceeds of $84,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On May 25, 2010, the Company issued 75,000 shares of the Company’s restricted common stock to a company, pursuant to a long-term consulting agreement dated May 19, 2010, for fair value of $14,625. The Company also issued warrants to purchase 300,000 shares of the Company’s restricted common stock at an exercise price of $0.28, exercisable for a period of one year from the issuance date, for fair value of 20,430.

On May 27, 2010, the Company closed a private placement totaling 1,250,000 units at $0.12 per unit for gross proceeds of $150,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On June 1, 2010, the Company issued 375,000 of the Company’s restricted common stock to an individual, pursuant to a one-year accounting services contract for fair value of $75,000.

On June 23, 2010, the Company issued 300,000 shares of the Company’s restricted common stock to a company, pursuant to the investor relations agreement dated June 23, 2010 for fair value of $74,850.

On September 1, 2010, the Company issued warrants to an individual to purchase 200,000 shares of the Company’s restricted common stock at an exercise price of $0.18, exercisable for a period of two years from the contract date. The warrants were issued pursuant to a consulting agreement dated September 1, 2010, for fair value of $20,426.

On September 8, 2010, the Company issued warrants to an individual to purchase 200,000 shares of the Company’s restricted common stock at an exercise price of $0.18, exercisable for a period of three years from the contract date. The warrants were issued pursuant to a contract to provide services as Chief Financial Officer, for fair value of $23,058.

On September 21, 2010, the Company issued 25,000 of the Company’s restricted common stock to an individual, pursuant to an employment agreement dated September 21, 2010 for fair value of $6,250.

On September 28, 2010, the Company issued warrants, to a Director, to purchase 200,000 shares of the Company’s restricted common stock at an exercise price of $0.25, exercisable for a period of three years from the contract date. The warrants were issued pursuant to the appointment of the Director to the Company’s Board of Directors, for fair value of $32,704.

On October 1, 2010, the Company issued 300,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated October 1, 2010 for fair value of $79,500.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

14.  Capital Stock (cont’d)

On October 4, 2010, the Company closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On October 6, 2010, a Director of the Company subscribed to a private placement totaling 100,000 units at $0.28 per unit for gross proceeds of $28,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On October 6, 2010, the Company issued 1,000,000 shares of the Company’s restricted common stock to a Director pursuant to the renewal of an employment agreement dated October 6, 2010, for fair value of $279,000.

On October 7, 2010, the Company issued warrants, to an individual, to purchase 50,000 shares of the Company’s restricted common stock at an exercise price of $0.25, exercisable for a period of two years from the contract date. The warrants were issued pursuant to a consulting agreement dated October 7, 2010, for fair value of $7,754.

On October 7, 2010, the Company issued 50,000 shares of the Company’s restricted common stock, to an individual, pursuant to an employment agreement dated October 7, 2010, for fair value of $13,000. The Company also issued warrants to purchase 200,000 shares of the Company’s restricted common stock at an exercise price of $0.25, exercisable for a period of one year from the contract date, for fair value of $31,015.

On October 8, 2010, the Company issued 100,000 shares of the Company’s restricted common stock, to an individual, as well as warrants to purchase 200,000 shares of the Company’s restricted common stock at an exercise price of $0.27, exercisable for a period of two years from the date of issuance. The shares and warrants were issued pursuant to the appointment of the individual to the Strategic Advisory Board of the Company on October 8, 2010, for fair value of $27,000 and $31,770, respectively.

On October 14, 2010, the Company closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On October 15, 2010, the Company closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On November 15, 2010, the Company closed a private placement totaling 33,333 units at $0.15 per unit for gross proceeds of $5,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On November 29, 2010, the Company issued 6,000 shares of the Company’s restricted common stock to an individual as a finder’s fee, for fair value of $1,140.

On December 11, 2010, the Company closed a private placement totaling 33,333 units at $0.15 per unit for gross proceeds of $5,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On December 21, 2010, the Company closed a private placement totaling 768,000 units at $0.125 per unit for gross proceeds of $96,000. Each unit consists of one common share and one $0.25 per share purchase warrant exercisable within a three year period from the date of the closing of the private placement.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

14. Capital Stock (cont’d)

On December 21, 2010, pursuant to the signing of a term sheet proposing equity financing for the Company, the Company issued 201,094 shares of the Company’s restricted common stock to a company, for fair value of $22,120.

On December 23, 2010, the Company issued warrants to purchase 100,000 shares of the Company’s restricted common stock, to a consultant for assisting with a financing transaction, at an exercise price of $0.12, exercisable for a period of two years from the issuance date, for fair value of $7,152.

Common share purchase warrants		Weighted average
	Number of warrants	exercise price

Balance, December 31, 2008	8,570,667	$1.49
Issued during the year	10,211,698	0.47
Exercised during the year	-	-
Forfeitures during the year	(200,000)	2.75
Expired during the year	(2,768,167)	2.78
Balance, December 31, 2009	15,814,198	$0.58
Issued during the year	6,018,237	0.40
Exercised during the year	-	-
Forfeitures during the year	-	-
Expired during the year	(6,614,198)	0.50
Balance, December 31, 2010	15,218,237	$0.55

As at December 31, 2010 the range of exercise prices of the outstanding warrants were as follows:

		Average remaining	Weighted average
Range of	Number of warrants	contractual life	exercise price

$0.12 - $1.00	13,983,237	2.12 years	$0.46
$1.01 - $2.00	1,017,500	1.93 years	$1.26
$2.01 - $5.00	217,500	1.14 years	$2.93
	15,218,237	2.09 years

Warrants were valued using the Black-Scholes model, using the weighted average key assumptions of volatility of 115% - 117%, a risk-free interest rate of 0.22% - 1.39%, and a term equivalent to the life of the warrant.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

14. Capital Stock (cont’d)

Options

		Weighted
	Number of	average exercise
	options	price

Balance, December 31, 2008	1,152,000	$0.68
Issued during the year	300,000	0.10
Exercised during the year	(100,000)	0.115
Expired during the year	(52,000)	2.50
Balance, December 31, 2009	1,300,000	$0.48
Issued during the year	-	-
Exercised during the year	(100,000)	0.10
Expired during the year	(500,000)	0.21
Balance, December 31, 2010	700,000	$0.70

As of December 31, 2010 the range of exercise prices of the outstanding options were as follows:

			Weighted
		Average remaining	average exercise
Range of	Number of options	contractual life	price
$0.20 - $1.00	700,000	1.48 years	$0.70

15. Consolidated Statements of Cash Flows Supplemental Disclosures

For the year ended December 31, 2010 there were no cash payments or receipts for income taxes (2009 - $ nil). Cash payments for interest expense amounted to $ nil (2009 - $ nil).

16. Litigation

a)	China

In December, 2010, shareholders of the Company received a letter from a shareholder which contained two items. The first was a copy of a legal proceeding filed in Langfang District court, China and the second was a letter making certain allegations regarding the Company and its management.

The Langfang District Court proceeding was filed by two shareholders and seeks to invalidate the Company’s sale in 2008 of 50% of Sanhe Sino-Top Resources & Technologies, Ltd. After consulting with Chinese legal counsel, the Company believed that the Langfang proceeding had been filed in an improper jurisdiction and was, in any event, frivolous and wholly without merit. The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China. On January 17, 2011, the Company’s counsel advised that the Langfang proceeding will be transferred to the Beijing Second Intermediate Court. A trial date has not been set.

The second item was a letter purporting to be written by a “Minority Shareholder Committee”, which invested in the Company in 2006. The letter claimed that the Minority Shareholder Committee initiated the Langfang proceeding. The letter alleged that the Company and its management had engaged in various improper and illegal activities since 2005. The allegations made in the letter were similar to allegations that had been repeatedly made and published by an individual over the past three years. The Company, on several occasions, through its legal counsel in several countries, had asked that individual to cease and desist. On August 11, 2010 the Company’s Hong Kong counsel sent a final request letter to cease and desist and to comply with certain demands.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

16. Litigation (cont’d)

Silver Dragon believes that the allegations made are false and unsubstantiated. The Company believes that the continuous pursuance of such allegations and publication of libelous statements with respect to Silver Dragon and its management are malicious and calculated to defame and discredit the Company and its management, as well as to damage their reputation. On February 11, 2011, Silver Dragon filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, damages, interest and an injunction in connection with emails, messages, and letters published or caused to be published.

b)	Mexico Mineral Rights

The Company’s Mexican subsidiary has been subjected to irregularities in Mexico that it is seeking to redress. SDM is obligated to pay for a shortfall in the value of shares given in consideration for a 2006 purchase of mineral rights from a vendor. In the city of Durango, Mexico, on August 18, 2006 the then-legal representative of SDM signed a promissory note on behalf of SDM in the amount $350,000 to that vendor, due March 5, 2008. The actions of the former legal representative were not authorized by SDM, nor did he advise SDM about the promissory note. On April 21, 2008, the vendor filed a lawsuit against SDM for repayment of the note and ordinary interest at an annual rate of 10%, interest on past due and unpaid principal at an interest rate of 5% per month as well as for legal expenses. The legal proceedings were heard and decided on an ex parte basis, without notice to SDM, nor allowing proper defense and representation. Indeed, the former legal representative accepted notification of the lawsuit on behalf of SDM, but SDM was never advised. Since SDM did not respond to the lawsuit, it was declared in default and lost its opportunity to offer evidence in its favor. Several times subsequently, the former legal representative accepted service on behalf of SDM but did not inform SDM of the situation, and ultimately on June 25, 2009 by public auction, the ten mining concessions, originally purchased from the vendor, were granted to the vendor as payment of the principal and interest due on the note. Subsequently, in 2010, additional assets of SDM, including five additional mining concessions that were not acquired from the vendor, were also seized. In summary, the legal proceedings were heard and decided on an ex parte basis, without notice to the Company, nor allowing proper defense and representation of Silver Dragon Mexico.

In December 2010, the Company became aware of this situation, and is now taking steps through the courts in Mexico to redress the situation. It has commenced a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities in the foreclosure proceedings, for the purposes of re-opening the case. On January 17, 2011, Silver Dragon Mexico provided certain evidence in connection with the claims to the court, which is currently reviewing the documentation. Although the Company expects that it may eventually be successful with the Constitutional Rights Claim, it has written off the book value of the concessions of $3,061,309 (see note 3 and 8).

c)	Mexico Accounts Payable

In late November 2010, Silver Dragon and SDM approached certain suppliers in order to arrange payment of the Company’s accounts payables. Agreements were reached in most cases. One of SDM’ creditors did not respond to the request, however, an individual purporting to represent that creditor subsequently emailed the Company in December 2010 requesting payment for an amount that was more than triple the amount of the debt and asserted that it was pursuant to a promissory note signed by SDM and a court decision related to the promissory note in Mexico. On January 17, 2011 the Company received a copy of the promissory note. It was dated April 24, 2008 and was for a principal amount of $166,623 and carried interest at a rate of 5% per month. It was signed by the same former legal representative of SDM, who was acting under a power of attorney at that time. His actions were not authorized by SDM, and he did not advise SDM about the promissory note, nor the subsequent court actions. He also accepted court service several times on behalf of SDM to enforce payment of the note, but similarly did not advise SDM of this.

Silver Dragon is in the process of investigating this matter and has determined that in April 2010 the creditor had obtained a judgment from a court in Chihuahua, Mexico, in its favour, for payments under the promissory note that the creditor asserts aggregates $408,226 with interest, as well as a further 10% for its legal fees. The Company is endeavoring to settle the matter directly with the creditor (see note 3).

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

17. Income Taxes

The Company's income tax provision has been calculated as follows:

	2010	2009
		(restated)

Loss before income taxes	$(4,318,318)	$(4,869,372)
Deferred: Expected income tax recovery at the combined average statutory rates of 32.58% (2009 – 33.39%)	(1,406,832)	(1,625,711)
Losses not available to carryforward	61,396	29,875
Change in valuation allowance	1,345,437	1,595,836

Provision for income taxes	$-	$-

The following summarizes the principal temporary differences and related future tax
	2010	2009

Losses carried forward	$9,548,613	$8,031,484
Valuation allowance	(9,548,613)	(8,031,484)

Deferred income tax asset	$-	$-

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 and ASC 740 as of their inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward.

Potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The Company's tax returns have not yet been filed and when they are filed will be subject to audit and potential penalties reassessment by taxation authorities. The outcome of audits cannot be reasonably determined and the potential impact on the financial statements is not determinable.

18. Commitments and Contingencies

a) On April 1, 2007, the Company entered into a five year lease agreement for office space with an option to renew for an additional five years. The future minimum commitment under the lease obligations for office premises are as follows:

2011	$56,767
2012	14,192
$70,959

In addition, the Company is required to pay its proportionate share of realty taxes and certain other occupancy costs under the terms of the lease.

b) Under an agreement with HIC, the Company has committed to provide capital contributions to cover expenses proportionate to its equity interest in Sino-Top.

c) For other contingencies, please refer to Litigation, note 16.

19. Financial Instruments

Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from the financial instruments.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

a)	Fair Value

The carrying amount of cash and cash equivalents, accounts payable, accrued liabilities, promissory notes payable, convertible notes payable and related party payables approximates fair value due to the short term nature of these items.

b)	Financial Risk

Financial risk is the risk that the Company's earnings are subject to fluctuations in interest risk or currency risk and are fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

c)	Concentration of Credit Risk

The Company does not have significant off-balance-sheet risk or credit concentration. The Company maintains its cash and cash equivalents with major financial institutions so considers the risk as minimal.

d) Currency Risk

While the reporting currency is the U.S. Dollar, 11% of consolidated expenses for the year ended December 31, 2010 are denominated in the Mexican Peso. As at December 31, 2010, 0% of the assets and 45% of the liabilities are originally denominated in Mexican Pesos. The Company is exposed to foreign exchange risk as the results of operations may be affected by fluctuations in the exchange rates between the U.S. Dollar and the Mexican Peso.

The Company has not entered into any hedging transactions in an effort to reduce the exposure to currency risk.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

20.  Segmented Information

As at December 31, 2010	Canada	Mexico		Total

Mineral rights	$-	$-		$-
Equity investment	$4,832,922	$-		$4,832,922
Total assets	$5,443,743	$-		$5,443,743

Year ended December 31, 2010	Canada	Mexico		Total

Revenues	$-	$-		$-
Depreciation	$54,008	$38,679		$92,687
Loss before income tax	$(1,982,929)	$(2,335,389)		$(4,318,318)

As at December 31, 2009	Canada	Mexico		Total
(restated)

Mineral rights	$-	$2,488,995	$	$ 2,488,995
Equity investment	$4,804,963	$-	$	$ 4,804,963
Total assets	$5,655,688	$2,488,995	$	$ 8,144,683

Year ended December 31, 2009	Canada	Mexico		Total
(restated)

Revenues	$-	$-		$-
Depreciation	$53,358	$45,890		$99,248
Loss before income tax	$(3,786,885)	$(1,082,487)		$(4,869,372)

The Canadian operation has an equity investment in a Chinese company, Sino-Top, whose assets mainly consist of six exploration properties in China.

21.	Supplemental Disclosure

In the Consolidated Statements of Operations and Comprehensive Loss, for the period from June 15, 1996 to December 31, 2010, non-recurring items consist of the following:

			For the period from June 15,
	December 31,	December 31,	1996 (date of inception) to
Non-recurring items	2010	2009	December 31, 2010

Development (non-mining)	$-	$-	$(60,000)
Settlement with Cyper Entertainment, Inc.	-	-	(80,000)
Loss on disposal of asset	-	-	(15,371)
Loss on investment	-	-	(158,939)
Loss on sale of marketable securities	-	-	(389,365)
	$-	$-	$(703,675)

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

22.  Subsequent Events

The following occurred subsequent to December 31, 2010 and before March 21, 2011, the date the financial statements were prepared:

Between January 3 and February 15, 2011 an investor elected to convert two outstanding notes payable totaling $120,000 plus accrued interest of $3,000 and $1,800 respectively. The Company issued a total of 1,991,285 shares in lieu of a cash payment.

On January 18, 2011, the Company issued 50,000 shares of restricted common stock to a company, pursuant to the signing of a term sheet proposing $2.5 million of convertible debt financing for the Company, for fair value of $5,000.

On January 25, 2011, the Company issued 1,410,000 common share purchase warrants to directors and consultants at an exercise price of $0.11 exercisable for a period of 3 years from the date of issuance.

On January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provides for settlement of Socius GC II, Ltd.’s $405,981 claim against the Company. Socius purchased the claims from seven creditors of Silver Dragon. On January 28, 2011, the Company issued 9,000,000 shares of common stock to Socius. On March 2, 2011, Socius agreed to return for cancellation 3,116,104 shares. For further information please see the Company Form 8-Ks filed January 28 and March 3, 2011.

On January 31, 2011, the Company issued 15,000 shares of the Company’s restricted common stock to an individual for investor relation services provided, for fair value of $1,500.

On February 23, 2011, the Company issued 100,000 shares of the Company’s restricted common stock to an individual pursuant to an addendum to an agreement signed October 7, 2010, for fair value of $12,400.

On February 15, 2011, The Company entered into a Note and Warrant Purchase Agreement with Tonaquint, Inc. (“the Investor”), whereby the Company issued and sold, and the Investor purchased: (i) a Secured Convertible Promissory Note of the Company in the principal amount of $2,766,500 and (ii) a Warrant to purchase 8.6 million shares of common stock of the Company at an exercise price of US$0.50 per share at any time within three years after February 15, 2011. In connection with the transaction, the Company also issued to the Investor 50,000 shares of the Company’s restricted common stock. For further information please see the Company’s Form 8-K filed February 18, 2011.

23.  Comparative Figures

Certain items have been reclassified to conform to the presentation adopted in 2010.

12,125,000 Shares

Common Stock

PROSPECTUS

May 19, 2011

Dealer Prospectus Delivery Obligation

Until June 26, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus,1 regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.